Exhibit 10.3

XPLORE TECHNOLOGIES CORP.

(as the “Corporation”)

and

PHOENIX VENTURE FUND LLC

(“Phoenix”)

and

EACH OF THE LENDERS LISTED

ON SCHEDULE 1 ATTACHED HERETO

(collectively, the “Lenders”)

DECEMBER 2004 DEBENTURE PURCHASE AGREEMENT

December 17, 2004

DECEMBER 2004 DEBENTURE PURCHASE AGREEMENT

THIS AGREEMENT is made the 17th day of December, 2004, by and among Xplore Technologies Corp., a corporation incorporated under the laws of Canada (the “Corporation”), Phoenix Venture Fund LLC, a limited liability company organized under the laws of the State of Delaware (“Phoenix”) and each of the other lenders listed on Schedule 1 attached to this Agreement (each such lender, a “Lender” and collectively, the “Lenders”).

WHEREAS the Corporation is in the business of engineering, developing, integrating and marketing ruggedized mobile wireless pen-based computing systems;

WHEREAS the Lenders agree to subscribe for and purchase from the Corporation, and the Corporation agrees to issue to the Lenders, units (the “Units”) each consisting of (a) a senior secured convertible debenture of the Corporation in the principal amount of $1,000 (each, a “Debenture”), and (b) a share purchase warrant (each, a “Warrant”) entitling the holder thereof to purchase up to 1,820 Common Shares of the Corporation (“Common Shares”). The Debentures, collectively held by all Lenders, will not exceed in the aggregate, the principal amount of Five Million United States Dollars ($5,000,000) and the Warrants, collectively as held by all Lenders, will be exercisable for an aggregate of no more than 9,100,000 Common Shares (subject to the adjustments provided by the terms of the Warrants);

WHEREAS the proceeds to the Corporation paid by the Lenders for the Units will be used by the Corporation solely in accordance with the terms of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

ARTICLE 1.
TRANSACTIONS

Section 1.1.                                   Issuance of Debentures and Share Purchase Warrants to the Lenders.

On the terms and subject to the conditions hereof, on the Closing Date each Lender will purchase from the Corporation and the Corporation will issue and sell to each such Lender that number of Units as is set forth opposite such Lender’s name on Schedule 1 hereto, each of which shall consist of one Debenture in the principal amount of $1,000 and a Warrant entitling the holder thereof to purchase up to 1,820 Common Shares. The terms and conditions of the Debentures are as set forth herein and are evidenced by the Debenture Certificates in the form attached hereto as Exhibit A. The terms and conditions of the Warrants are as set forth in the Share Purchase Warrant Certificate in the form attached hereto as Exhibit B.

Section 1.2.                                   Purchase Price

On the terms and subject to the conditions hereof, on the Closing Date, each Lender shall pay the amount set forth opposite its name on Schedule 1, which amount has been calculated by multiplying the per Unit purchase price of $1,000 (the “Purchase Price”) by the number of Units being purchased by such Lender, to the Corporation by way of certified check, bank draft or wire transfer, less in the case of Phoenix Fund as a Lender, (i) any unpaid fees and expenses payable by the Corporation to Phoenix pursuant to Section 1.3 hereof, and (ii) an amount equal to the aggregate principal amount of the Fund Debenture plus all interest accrued thereon, which shall represent payment-in-full of the Fund Debenture. The Corporation hereby irrevocably directs Phoenix to withhold such fees and expenses from the payment of the Purchase Price and Phoenix hereby agrees that the withholding of such fees and expenses shall constitute Phoenix’s acknowledgement and agreement that the Corporation shall not thereafter have any further obligation to Phoenix under Section 1.3 hereof, except as set forth in Section 7.2(f).

Section 1.3.                                   Fees and Expenses

(a)                                  The Corporation acknowledges and agrees that it will be responsible for and will pay or reimburse Phoenix forthwith on demand for all reasonable fees, expenses and other out-of-pocket expenses paid or incurred by Phoenix, its representatives and consultants relating to its investigation of the Corporation, the Subsidiaries and its respective businesses, the negotiation, preparation and review of this Agreement and the other Instruments and related agreements and all other matters pertaining to the transactions hereby contemplated, including, without limitation, all reasonable fees, expenses and other out-of-pocket expenses paid or incurred by Phoenix for legal advice and services in connection with such transactions.

(b)                                 The Corporation acknowledges and agrees that it will be responsible for and will pay all such reasonable fees (including, but not limited to, legal fees), expenses and other out-of-pocket expenses whether or not the transactions hereunder are completed and even if it is the Lenders who terminate this Agreement pursuant to Section 7.2 hereof; provided, that if this Agreement is terminated prior to Closing, the maximum amount the Corporation will be required to pay or reimburse the Lenders for legal fees is $100,000 (inclusive of outstanding and unpaid expenses of Phoenix’s counsel incurred since February 2004).

Section 1.4.                                   Use of Proceeds

The Corporation hereby covenants, agrees, represents and warrants with and to the Lenders that the Corporation will use the net proceeds from the issuance and sale of the Units to the Lenders solely to finance its product development and for working capital and general corporate purposes; provided, that $2,686,109.59 from such net proceeds will be used to repay the CRAT Debenture and the Fund Debenture in full, plus all interest accrued thereon, and up to a maximum of $100,000 from such net proceeds will be used to pay a portion of the legal expenses incurred in connection with the financing and restructuring of the Corporation’s obligations and credit arrangements with Wistron Corporation.

Section 1.5.                                   Closing Arrangements

Subject to the terms and conditions hereof, the transactions contemplated herein shall close (the “Closing”) on the Closing Date at such place or places as may be mutually agreed upon by the Corporation and Phoenix.

ARTICLE 2.
PAYMENT OBLIGATIONS

Section 2.1.                                   Principal Sum

For value received, the Corporation, having its principal business office at 14000 Summit Drive, Austin, Texas 78728, shall pay to the order of each of the Lenders the principal amount of each Debenture held by such Lender (as set forth opposite such Lender’s name on Schedule 1), unless such Debenture has been prepaid or has been converted by the Lender, plus all accrued and unpaid interest thereon in lawful money of the United States on October 31, 2005 (the “Maturity Date”), or such earlier date as the Obligations shall become due and payable hereunder, at the offices of the respective Lenders identified on the signature pages attached hereto or such other place as the Lenders may designate in writing not less than two Business Days prior to the Maturity Date.

Section 2.2.                                   Interest

The principal outstanding on each Debenture from time to time shall bear interest from and including the Closing Date to the date of repayment in full at 10% per annum calculated and payable semi-annually, in arrears (the “Interest Rate”), and payable in cash or, at the option of the Lender with 30 days prior written notice to the Company and subject to the approval of the Toronto Stock Exchange, that number of Conversion Shares determined by dividing (a) the amount of the applicable interest payment by (b) the volume weighted average trading price of the Common Shares on the TSX for the 10 trading days preceding the applicable interest payment date less the maximum discount permitted by the TSX, on June 30th and December 31st in each year during which any Obligations are outstanding, the first of such payments being due December 31, 2004. Interest on overdue interest shall be calculated and payable at the same rate. After the occurrence of an Event of Default and for so long as it continues, all Obligations shall bear interest at a rate that is 5% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the Debentures (the “Default Interest Rate”).

This Agreement and the other Transaction Documents are subject to the express condition that at no time shall the Corporation be required to pay interest on the principal balance of the Debentures at a rate which could subject Lenders to either civil or criminal liability as a result of being in excess of the maximum amount permissible under applicable usury or similar laws (the “Maximum Legal Rate”). If by the terms of this Agreement or the other Transaction Documents, the Corporation is at any time required or obligated to pay interest on the principal balance due under the Debentures at a rate in excess of the Maximum Legal Rate, the Interest Rate, or the Default Interest Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lenders for the use, forbearance, or detention of the sums due under the Debentures, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Debentures until payment in full so that the rate or amount of interest on account of the Debentures does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Debentures for so long as the Debentures are outstanding.

Section 2.3.                                   Repayments

The Corporation shall pay to each Lender the principal amount, any accrued and unpaid interest (in cash or Conversion Shares at the option of the Lender in accordance with Section 2.2) and any other monies owing in respect of the Debentures in full on the Maturity Date or on such earlier date as the Obligations shall become due and payable in full hereunder. Each payment of principal amount of the Debentures hereunder (whether at maturity, by way of prepayment of otherwise), and each payment of interest on the Debentures shall be made and applied to the Lenders pro rata (in cash or Conversion Shares, as the case may be) based on the ratio that each Lender’s Debentures bears to the total number of Debentures issued to the Lenders hereunder.

Section 2.4.                                   Prepayments

The Corporation may, upon at least fifteen (15) days prior notice to the Lenders, prepay the Debentures (a “Voluntary Prepayment”), without premium or penalty, in whole or in part at any time (any such date, the “Prepayment Date”); provided that upon any such prepayment all accrued and unpaid interest as of the date immediately preceding the Prepayment Date shall be paid in cash.

Section 2.5.                                   Acceleration Events/Mandatory Prepayments

(a)                                  Subject to the terms of the Intercreditor Agreement and the Wistron Intercreditor Agreement, the unpaid principal amount of the Debentures, together with any accrued and unpaid interest thereon, shall become immediately due and payable on a first priority basis prior to any repayment of the Existing Debentures, but pari passu with the CRAT Debenture, if then outstanding, and the Fund Debenture, if then outstanding, and subject to the rights of Wistron under the Wistron Intercreditor Agreement (an “Acceleration Event”), in whole or in part, to the extent of fifty percent (50%) of the proceeds received by the Corporation in any one or more financing transactions (a “Financing”) involving the sale and issuance by the Corporation of equity or debt securities of the Corporation (other than proceeds from the exercise of share options, stock purchase warrants or other convertible securities of the Corporation outstanding at or prior to the Closing or any Warrant). Subject to the terms of the Intercreditor Agreement and the Wistron Intercreditor Agreement, any remaining proceeds of any such Financing allocated to the repayment of Funded Indebtedness of the Corporation shall first be applied to repayment of the Debentures prior to any repayment of the Existing Debentures or any other Funded Indebtedness of the Corporation, except for the CRAT Debenture, if still outstanding, and the Fund Debenture, if then outstanding.

(b)                                 The Corporation shall, subject to the terms of the Intercreditor Agreement and the Wistron Intercreditor Agreement, promptly upon the consummation of a sale or disposition of assets in bulk (other than as part of a bankruptcy or insolvency proceeding or a liquidation of the Corporation or any Subsidiary) by the Corporation or any Subsidiary in which the Corporation or Subsidiary, as applicable, shall receive aggregate proceeds in excess of $5,000,000, prepay the Debentures, on a first priority basis prior to any repayment of the Existing Debentures (a “Mandatory Prepayment”), to the extent of all such proceeds.

Section 2.6.                                   Payment in US Dollars.

All payments made in cash by the Corporation shall be made in U.S. Dollars in immediately available funds.

Section 2.7.                                   Taxes

Any and all payments or reimbursements made under the Debentures shall be made free and clear of, and without deduction for, any and all taxes, levies, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, deductions, charges or withholdings and all liabilities with respect thereto, excluding such taxes imposed on net income, “Tax Liabilities”), excluding, however, (i) any taxes imposed on income or any franchise tax imposed in lieu of a net income tax; (ii) any taxes imposed on any Lender (or any Person or entity with an interest in Lender), and (iii) any taxes for which any Lender (or any Person or entity with an interest in such Lender) would be entitled to claim a credit against its income tax liability in the country in which the Lender is organized or otherwise subject to taxation. If the Corporation shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to a Lender then, the Corporation shall pay such amounts to the appropriate Governmental Body and provide such Lender with satisfactory documentary evidence of such payment within ten (10) days after such payment and the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender receives an amount equal to the sum it would have received had no such deductions been made.

ARTICLE 3.
INTERPRETATION

Section 3.1.                                   Defined Terms

As used herein the following expressions shall have the following meanings:

“Accounts Receivable” means all of the Corporation’s accounts, contract rights, chattel paper, instruments, general intangibles and rights to payment of every kind, now or at any time hereafter arising.

“Affiliate” means, in respect of any corporation, any Person which, directly or indirectly, controls or is controlled by or is under common control with the Corporation; and for the purpose of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct, or cause to be directed, the management and policies of a Corporation whether through the ownership of Voting Shares or by contract or otherwise.

“Aggregate Purchase Price” means the total amount of up to $5,000,000 paid collectively by all Lenders to the Corporation for Units, as more specifically set forth on Schedule 1 hereto.

“Applicable Law” means, in respect of any Person, property, transaction or event, all applicable laws, statutes, rules, by-laws and regulations, and all applicable official directives, orders, judgments and decrees of Governmental Bodies.

“Business Day” means any day other than Saturday, Sunday or a day on which chartered banks are closed for business in New York, New York.

“Capital Lease Obligations” means, as to any Person, the obligation of such Person to pay rent or other liquidated amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles and, for purposes of this Agreement, the amount of such obligations shall in each case be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

“Cash Equivalents” means: (i) marketable direct obligations issued or unconditionally guaranteed by the United States or Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one (1) year from the date of acquisition thereof; (ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Rating Service or at least P-1 from Moody’s Investors Service, Inc.; (iii) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of Canada or the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; and (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation or the Canadian Deposit Insurance Corporation in amounts at any one such institution not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Corporation’s deposits at such institution.

“Change of Control” means any of:

(i)                                     a merger, consolidation, amalgamation or reorganization involving the Corporation, unless such merger, consolidation, amalgamation or reorganization is one in which the shareholders of the Corporation, immediately before such merger, consolidation, amalgamation or reorganization, own, directly or indirectly immediately following such merger, consolidation, amalgamation or reorganization, at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation, amalgamation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, amalgamation or reorganization,

(ii)                                  the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that (i) if the election, or nomination for election by the Corporation’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board or (ii) if any new director has been designated by the Lenders pursuant to Section 6.5 or by the Existing Debenture Holders pursuant to the November 2002 Debenture Agreement, the April 2003 Debenture Agreement or the Second April 2003 Debenture Agreement, such new director shall, for purposes hereof, be considered as a member of the Incumbent Board; provided further, however, that no individual (other than an individual designated pursuant to Section 6.5 or pursuant to the rights of the Existing Debenture Holders) shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest;

(iii)                               the Corporation shall cease to own and control all of the economic and voting rights associated with ownership of at least 100% of the outstanding shares of all classes of the Subsidiaries on a fully diluted basis, other than pursuant to the dissolution or winding-up of a Subsidiary pursuant to which all of the assets of such Subsidiary are transferred or conveyed to the Corporation or a Subsidiary; and

(iv)                              with respect to any of the Corporation or Subsidiaries, the time when the Corporation or such Subsidiary has sold, transferred, conveyed assigned or otherwise disposed of all or substantially all of its assets, other than pursuant to a transaction in which such assets are sold, transferred, conveyed, assigned or disposed of to the Corporation or a Subsidiary.

“Closing Date” means December 17, 2004 or such other date as Phoenix and the Corporation may agree upon as the Closing Date.

“Contingent Liabilities” means, as applied to any Person, any direct or indirect contingent liability of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Contingent Liabilities shall also include (A) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (B) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, other than pursuant to routine agreements entered into in the ordinary course of business, and (C) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefore, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Liabilities shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Conversion Shares” means Common Shares issued to the Lenders in payment of interest on the Debentures in lieu cash.

“CRAT” means The Philip S. Sassower 1996 Charitable Remainder Annuity Trust, a trust organized under the laws of the State of New York.

“CRAT Debenture” means that debenture of the Corporation issued pursuant to that certain Debenture Purchase Agreement, dated September 15, 2004, by and between the Corporation (as Borrower) and The Philip S. Sassower 1996 Charitable Remainder Annuity Trust  (the “September 2004 Debenture Agreement”).

“Default” means any event which, but for the lapse of time, giving of notice or both, would constitute an Event of Default.

“Encumbrance” means any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, hypothec, levy, execution, seizure, attachment, garnishment, right of distress or other claim in respect of property of any nature or kind whatsoever howsoever arising (whether consensual, statutory or arising by operation of law or otherwise) and includes arrangements known as sale and lease-back, sale and buy-back and sale with option to buy-back.

“Environmental Laws” means all applicable federal, provincial, state, municipal or local laws, statutes, regulations or ordinances relating to the environment, occupational safety, health, product liability and transportation.

“Environmental Order” means any prosecution, order, decision, notice, direction, report, recommendation or request issued, rendered or made by any Governmental Body in connection with Environmental Laws.

“Event of Default” has the meaning ascribed to such term in Section 8.1.

“Existing Debentures” means those debentures of the Corporation issued pursuant to (i) that certain Debenture Purchase Agreement, dated November 5, 2002, by and among Xplore Technologies Corp (as Borrower), Phoenix Enterprises LLC and the lenders listed on Schedule 1 thereto, as amended (the “November 2002 Debenture Agreement”), (ii) that certain December 2002 Debenture Purchase Agreement, dated December 6, 2002, by and among Xplore Technologies Corp (as Borrower), Phoenix Enterprises LLC and the lenders listed on Schedule 1 thereto, as amended (the “December 2002 Debenture Agreement”), (iii) that certain April 2003 Debenture Purchase Agreement, dated April 9, 2003, by and among Xplore Technologies Corp (as Borrower), Phoenix Enterprises LLC and the lenders listed on Schedule 1 thereto, as amended (the “April 2003 Debenture Agreement”) and (iv) that certain Second April 2003 Debenture Purchase Agreement, dated April 28, 2003, by and among Xplore Technologies Corp (as Borrower), Phoenix Enterprises LLC and the lenders listed on Schedule 1 thereto, as amended (the “Second April 2003 Debenture Agreement”).

“Existing Debenture Agreements” means (i) the November 2002 Debenture Agreement, (ii) the December 2002 Debenture Agreement, (iii) the April 2003 Debenture Agreement and (iv) the Second April 2003 Debenture Agreement.

“Existing Debenture Holders” means those Persons in their capacity as lenders under (i) the November 2002 Debenture Agreement, (ii) the December 2002 Debenture Agreement, (iii) the April 2003 Debenture Agreement and (iv) the Second April 2003 Debenture Agreement.

“Fund Debenture” means that debenture of the Corporation issued pursuant to that certain Debenture Purchase Agreement, dated November 23, 2004, by and between the Corporation (as Borrower) and Phoenix (the “November 2004 Debenture Agreement”).

“Funded Indebtedness” means, with respect to any Person at any particular time, the aggregate (without duplication) of the following amounts determined in accordance with generally accepted accounting principles on a consolidated basis at such time:

(i)                                     indebtedness for money borrowed and indebtedness represented by notes payable and drafts accepted representing extensions of credit (including, as regards any note or draft issued at a discount, the face amount of such note or draft) and including the face amount of bankers’ acceptances and letters of credit;

(ii)                                  all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debentures, notes or other similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money in accordance with generally accepted accounting principles;

(iii)                               all indebtedness for borrowed money secured by an Encumbrance on any property of such Person;

(iv)                              all indebtedness upon which interest charges are customarily paid;

(v)                                 Capital Lease Obligations and all other indebtedness issued or assumed as full or partial payment for property or services or by way of capital contribution; and

(vi)                              any of the foregoing amounts in respect of any Subsidiary of the Person whose accounts are not required under generally accepted accounting principles to be consolidated with the accounts of such Person, including (without limitation) the aggregate outstanding amount of the Obligations at such time.

Notwithstanding the foregoing, trade payables, expenses, costs and charges accrued in the ordinary course of business in accordance with customary trade terms and not overdue for more than 90 days (or which, if overdue for more than 90 days, are being and continue to be actively and diligently contested in good faith or in respect of which no legal proceedings for payment of any such amount have been commenced and are continuing), customer advance payments and deposits received in the ordinary course of business shall not constitute Funded Indebtedness.

“Governmental Body” means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including, without limitation, any arbitrator).

“Hazardous Substance” means any substance or combination of substances which is or may become hazardous, toxic, injurious or dangerous to persons, property, air, land, water, flora,

fauna or wildlife, and includes but is not limited to any contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, hauled liquid wastes, toxic substances, hazardous wastes, hazardous materials or hazardous substances as defined in or pursuant to any Environmental Laws or Environmental Orders pursuant thereto.

“Instrument” means this Agreement, the Debenture Certificates and any other agreement or instrument (whether now existing, presently arising or created in future) delivered by or on behalf of the Corporation to the Lenders.

“Intellectual Property” means all right, title, interest and benefit of the Corporation and its Subsidiaries in and to any registered or unregistered world wide trade marks, trade or brand names, service marks, copyrights, copyright applications, designs, inventions, patents, patent applications, patent rights, licenses, sub-licenses, franchises, formulas, processes, know-how, technology, computer rights and other intellectual or industrial property of the Corporation or any of its Subsidiaries or pertaining to the Corporation’s business.

“Intercreditor Agreement” means that Amended and Restated Consent, Amendment and Intercreditor Agreement, dated as of December 17, 2004, by and among the Corporation, the U.S. Subsidiary, Phoenix Enterprises LLC, Phoenix and each of those persons and entities listed on Schedule A attached thereto.

“Inventory” means any and all goods, merchandise and other personal property located in the United States, including, without limitation, goods representing returns upon any accounts, and whether now owned or hereafter acquired by the Corporation that is free and clear of all Encumbrances and is not unsellable, damaged, obsolete or otherwise not readily saleable at market value in the ordinary course of business, consistent with past practice.

“Material Adverse Effect” means any change or effect that is materially adverse to (i) the business, financial condition, or results of operations of such Person and its Subsidiaries, taken as a whole, other than any change or effect relating to general political, financial or economic conditions or the state of financial markets in general or (ii) the rights, remedies and benefits available to, or conferred upon, the Lenders under the Transaction Documents.

“Material Authorization” means, with respect to any Person, any approval, permit, license or similar authorization (including any trademark, trade name or patent) from, and any filing or registration with, any Governmental Body or other Person required by such Person to own its property and assets or to carry on its business as presently carried on by it or as contemplated hereunder to be carried on by it in each jurisdiction in which it does so or is contemplated to do so or where the failure to have such approval, permit, license, authorization, filing or registration would have a Material Adverse Effect upon such Person or upon its ability to perform its obligations under any of the Instruments.

“Maturity Date” shall mean October 31, 2005.

“Management Committee” has the meaning ascribed to such term in Section 7.2(p).

“MC Operational Procedures” has the meaning ascribed to such term in Section 7.2(p).

“Obligations” means all monies now or at any time and from time to time hereafter owing or payable by the Corporation to the Lenders and all obligations (whether now existing, presently arising or created in the future) of the Corporation in favor of the Lenders, and whether direct or indirect, absolute or contingent, matured or not, each in connection with or relating to the Debentures, this Agreement or any of the other Transaction Documents.

“Operating Expenses” means, as of any date, the sum of the line items entitled “Sales and marketing”, “Research, development and engineering”, “General and administrative” and “Depreciation and amortization” on the Corporation’s consolidated statement of loss included in the Corporation’s Financial Statements, and each such line item shall have the value that such line item has on such statement of loss as of that date.

“Overhead Costs” means Operating Expenses less (i) sales commissions and (ii) non-cash charges as determined in accordance with GAAP.

“Order” means any order, notice, direction, report, recommendation or decision rendered by any Governmental Body or other regulatory agency.

“Permitted Encumbrances” means:

(i)                                     Encumbrances for taxes, assessments or governmental charges incurred in the ordinary course of business that are not yet due and payable or the validity of which is being actively and diligently contested in good faith by the Corporation or any Subsidiary, as applicable, provided reserves reasonably deemed adequate therefor by the Corporation or Subsidiary, as applicable, with respect thereto are maintained on the books of the Corporation or the Subsidiary, as applicable, in accordance with generally accepted accounting principles;

(ii)                                  construction, mechanics’, carriers’, warehousemen’s and materialmen’s liens and liens in respect of vacation pay, workers’ compensation, employment insurance or similar statutory obligations, provided the obligations secured by such liens are not yet due and payable and, in the case of construction liens, which have not yet been filed or for which the applicable has not received written notice of an Encumbrance;

(iii)                               Encumbrances arising from court or arbitral proceedings, provided that the claims secured thereby are being contested in good faith by the Corporation or any Subsidiary, provided reserves reasonably deemed adequate by the Corporation or Subsidiary, as applicable, with respect thereto are maintained on the books of the Corporation or Subsidiary in accordance with generally accepted accounting principles, execution thereon has been stayed and continues to be stayed and such Encumbrances do not result in an Event of Default;

(iv)                              good faith deposits made in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, surety, customs, performance bonds and other similar obligations;

(v)                                 deposits to secure statutory obligations or in connection with any matter giving rise to an Encumbrance described in (ii) above;

(vi)                              deposits of cash or securities in connection with any appeal, review or contestation of any Encumbrance or any matter giving rise to an Encumbrance described in (i) or (iii) above;

(vii)                           zoning restrictions, easements, rights of way, leases or other similar encumbrances or privileges in respect of real property which in the aggregate do not materially affect the value of such property and any related Security Document nor impair the use of such property by the Corporation or any Subsidiary, in the operation of its business, and which are not violated in any material respect by existing or proposed structures or land use;

(viii)                        Encumbrances in favor of (i) each Lender pursuant to this Agreement, (ii) the Existing Debenture Holders pursuant to the Existing Debenture Agreements, (iii) the CRAT pursuant to the September 2004 Debenture Agreement, and (iv) Phoenix pursuant to the November 2004 Debenture Agreement;

(ix)                                Encumbrances pursuant to Purchase Money Security Interests;

(x)                                   security given by the Corporation or any Subsidiary to a public utility or any Governmental Body, when required by such utility or Governmental Body in connection with the operations of the Corporation or such Subsidiary, in the ordinary course of its business, which singly or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the Corporation or such Subsidiary;

(xi)                                Encumbrances granted to Wistron under to the Wistron Intercreditor Agreement;

(xii)                             any other Encumbrance which Phoenix approves in writing as a Permitted Encumbrance subsequent to the date hereof; and

(xiii)                          the Encumbrances listed under the heading “Permitted Encumbrances” in Schedule 3.1.

“Person” means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

“Premises” means any premises owned or occupied by the Corporation or its Subsidiaries from time to time.

“Purchase Money Security Interest” means an Encumbrance on any asset, other than accounts receivable or inventory, of a Person which is assumed, created, guaranteed or reserved to secure the unpaid purchase price of such asset, provided that any such Encumbrance is limited to the asset so acquired and does not secure in excess of the purchase price thereof, such purchase price not to exceed the fair market value of the purchased asset.

“Receiver” means one or more of a receiver, receiver-manager or receiver and manager of all or a portion of the undertaking, property and assets of the Corporation appointed by each

Lender pursuant to this Agreement, any of the Security Documents or by or under any judgment or order of a court.

“Release” includes abandon, add, deposit, discharge, disperse, dispose, dump, emit, empty, escape, leach, leak, migrate, pour, pump, release or spill.

“Secured Property” means all property and assets of the Corporation subjected to the security interest under Section 4.1, including without limitation all Intellectual Property.

“Security Documents” means, collectively, this Agreement and all other agreements and other instruments delivered to each Lender by or on behalf of the Corporation or the US Subsidiary (whether now existing or presently arising) for the purpose of establishing, perfecting, preserving or protecting any security held by each Lender in respect of any Obligations.

“Shareholders’ Equity” of the Corporation at any particular time means the difference between (i) the aggregate of Total Tangible Assets of the Corporation and (ii) the Total Liabilities of the Corporation at such time.

“Subsidiary” means a corporation controlled by the Corporation, as the term “control” is defined in the Business Corporations Act (Ontario) as in effect at the date hereof and without reference to any amendments thereto after the date hereof and includes the corporations set out in Schedule 5.1(q) hereto.

“Taxes” means all taxes of any kind or nature whatsoever including, without limitation, income taxes, sales or value-added taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Body of or within Canada or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

“Total Tangible Assets” of any Person means the aggregate book value amount of all tangible assets of the Person which would, on a consolidated basis in accordance with generally accepted accounting principles, be reflected on a balance sheet of the Person.

“Total Liabilities” of any Person means the aggregate amount of all indebtedness and liabilities determined on a consolidated basis, which would, in accordance with generally accepted accounting principles, be reflected on a balance sheet of the Person including, for greater certainty, deferred taxes, together with, without duplication:

(i)                                     the amount of all Funded Indebtedness and all Contingent Liabilities of the Person, whether or not reflected on a balance sheet;

(ii)                                  the amount for which any shares in the capital of the Person (if it is a corporation) may be redeemed if the holders of such shares are entitled at any time to require the Person to redeem such shares or if the Person has called such shares for redemption; and

(iii)                               the amount of all Capital Lease Obligations of the Person, provided that if the rights and remedies of the lessor under such Capital Lease Obligations in the event of default are limited to repossession or sale of property, such amount shall be deemed to be equal to the lesser of (A) the amount of the Capital Lease Obligations and (B) the book value of such property.

“Transaction Documents” means this Agreement, the Warrants, the Debenture Certificates, the Guaranty Agreement dated the date hereof, by the U.S. Subsidiary for the benefit of the Lenders, the Security Agreement, dated the date hereof, by the U.S. Subsidiary for the benefit of the Lenders, and any other documents, instruments or agreements entered into by the Corporation or the U.S. Subsidiary in connection with any of the foregoing.

“Voting Shares” means capital stock of any class of a corporation which carries voting rights under any circumstances, provided that shares which carry the right to vote conditionally upon the happening of an event shall not be considered Voting Shares until the occurrence of such event and then only during the continuance of such event.

“Wistron Intercreditor Agreement” means that Intercreditor, Trade Credit Restructuring and Security Agreement, dated as of November 24, 2004 by and among the Corporation, the U.S. Subsidiary, Phoenix Enterprises LLC, Phoenix, the CRAT and Wistron Corporation (“Wistron”).

Section 3.2.                                   Interpretation

(a)                                  “This Agreement”, “hereto”, “hereby”, “hereunder”, “herein”, and similar expressions refer to the whole of this Agreement and not to any particular Article, Section, paragraph, clause, subdivision or other portion hereof.

(b)                                 The expression “Arm’s Length” has the meaning ascribed to such term in the Income Tax Act (Canada).

(c)                                  All references herein to the Income Tax Act (Canada) shall refer to such act and the regulations thereunder as the same may be amended or replaced from time to time.

(d)                                 Except as expressly provided herein, terms which are defined in the Personal Property Security Act (Ontario) shall have the same meaning where used herein as the same may be amended or replaced from time to time.

(e)                                  Words importing the singular number only include the plural and vice versa and words importing gender shall include all genders.

(f)                                    All financial or accounting determinations, reports and statements provided for in this Agreement shall be made or prepared in accordance with generally accepted accounting principles applied in a consistent manner and shall be made and prepared on a consolidated basis.

(g)                                 The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(h)                                 The schedules and exhibits annexed hereto shall, for all purposes, form an integral part of this Agreement.

(i)                                     References to sums of money herein are to US dollars, unless otherwise specified.

(j)                                     Time is of the essence hereof.

(k)                                  Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(l)                                     Wherever in this Agreement reference is made to generally accepted accounting principles or GAAP, such reference shall be deemed to mean the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which a given calculation is made or required to be made in accordance with generally accepted accounting principles.

Section 3.3.                                   Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof. Without limiting the generality of the foregoing, if any amounts on account of fees or otherwise payable by the Corporation to the Lenders hereunder or under the Debenture Certificates exceed the maximum amount recoverable under applicable law, the amounts so payable hereunder shall be reduced to the maximum amount recoverable under applicable law.

Section 3.4.                                   Day Not A Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day.

Section 3.5.                                   Governing Law

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereby agrees to the non-exclusive jurisdiction of the courts of the Province of Ontario. For the purpose of all legal proceedings, this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have non-exclusive jurisdiction to entertain any action arising under this Agreement.

ARTICLE 4.
SECURITY

Section 4.1.                                   Charge

(a)                                  In consideration of the sum of Ten Dollars ($10.00) now paid to it by each Lender (receipt of which is hereby acknowledged), and to secure the due payment of the Obligations hereunder, but subject to the exceptions set forth in Section 4.2, the Corporation hereby grants to each Lender a security interest in, and charges with payment to each Lender of all sums payable hereunder as and by way of a fixed and a floating charge, the whole of the undertaking of the Corporation and all of its property and assets, real and personal, movable and immovable, tangible and intangible, of every nature and kind whatsoever, whosesoever situate, both present and future.

(b)                                 The Corporation and each Lender hereby acknowledge that (i) value has been given to the Corporation by such Lender, (ii) the Corporation has rights in the Secured Property (other than after-acquired property), and (iii) they have not agreed to postpone the time of attachment of the security granted hereunder.

Section 4.2.                                   Exceptions as to Leases

The last day of any term of years reserved by any lease, verbal or written, or any agreement therefor, now held or hereafter acquired by the Corporation is excepted out of the Secured Property, but the Corporation shall stand possessed of any such reversion upon trust to assign and dispose thereof as each Lender may direct. Where the giving of a charge or security interest on any real or personal property held by the Corporation under lease requires the consent of the lessor of such property, the giving of the charge or security interest hereunder on such property shall not take effect until such consent is obtained or legally dispensed with but the suspension of the effect of the charge or security interest on such property shall not affect the charge or security interest on any other property of the Corporation.

Section 4.3.                                   Habendum

The Lenders shall have and hold the Secured Property and all of the rights hereby conferred unto the Lenders, their successors and assigns forever, but subject nevertheless to the provisions and with the powers herein set forth.

Section 4.4.                                   Charge Valid Irrespective of Advance of Money

The charges and security interests hereby created shall have effect and be deemed to be effective whether or not the monies or obligations hereby secured or any part thereof shall be advanced or owing or in existence before or after or upon the date of this Agreement and neither the giving of charges and security interests hereunder nor any advance of funds shall oblige each Lender to advance any funds or any additional funds.

Section 4.5.                                   Supplemental Indentures

The Corporation shall from time to time on demand by each Lender and at the expense of the Corporation execute and deliver such further deeds or indentures supplemental hereto, which shall thereafter form part hereof, for the purpose of charging, or securing in favor of each Lender any property now owned or hereafter acquired by the Corporation and falling within the description of the Secured Property, for correcting or amplifying the description of any property hereby charged or secured or intended so to be, or for any other purpose not inconsistent with the terms of this Agreement.

Section 4.6.                                   Continuing Security

Any and all payments made at any time in respect of the Obligations and the proceeds realized from any securities held therefor (including moneys realized from the enforcement of this Agreement) shall be applied in accordance with the Intercreditor Agreement. Each Lender may hold as additional security hereunder any increase or profits or other proceeds realized from the Secured Property (including money) for such period of time as each Lender sees fit. The Corporation shall be accountable for any deficiency.

Section 4.7.                                   Defeasance

If the Corporation, its successors or assigns or any of them, make or cause to be made due payment or performance of all Obligations, without any reduction or abatement, and all taxes, rates, levies, charges or assessments payable by the Corporation upon the Secured Property or in respect thereof no matter by whom or by what authority imposed which each Lender shall have paid or shall have been rendered liable to pay, then, subject to Article 8 and Sections 9.6 and 9.17 hereof, everything in this Agreement shall be absolutely null and void and each Lender shall on request therefor by the Corporation, and at the expense of the Corporation, at that time surrender the Debenture Certificate to the Corporation, but until that time it shall remain in full force and effect despite the repayment or satisfaction from time to time of the whole or any part of the Obligations.

Section 4.8.                                   Guarantees

Contemporaneous with the execution and delivery hereof, the Corporation shall cause Xplore Technologies Corporation of America (the “US Subsidiary”) to execute and deliver to each Lender unlimited guarantees of the Obligations to such Lender and a general security agreement granting security over all of the US Subsidiary’s property, assets and undertaking as security for the obligations of the US Subsidiary. At the Lender’s request, the Corporation shall cause any corporation that becomes a Subsidiary after the date hereof, from time to time, to provide each Lender with an unlimited guarantee supported by such security as each Lender may request, acting reasonably, in respect of the Obligations.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES

Section 5.1.                                   General Representations and Warranties of the Corporation

The Corporation represents and warrants to each Lender as follows and shall continue to represent and warrant to each Lender as follows for so long as the Obligations are outstanding:

(a)                                  Incorporation and Status. Each of the Corporation and each Subsidiary is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and capacity to own its properties and assets and to carry on its businesses as presently carried on by it or as contemplated hereunder to be carried on by it and hold all Material Authorizations.

(b)                                 Power and Capacity. Each of the Corporation and each Subsidiary has the corporate power and capacity to enter into this Agreement and each Instrument to which it is a party and to do all acts and things as are required or contemplated hereunder or thereunder to be done, observed and performed by it.

(c)                                  Due Authorization. Each of the Corporation and each Subsidiary has taken all necessary corporate action to authorize the execution, delivery and performance of each of this Agreement and each Instrument to which it is a party.

(d)                                 No Contravention. The execution and delivery of this Agreement and the other Instruments to which each of the Corporation and each Subsidiary is a party and the performance by each of the Corporation and each Subsidiary of their obligations hereunder or thereunder (i) does not and will not contravene, breach or result in any default under (A) the articles, memorandum of association, by-laws, constating documents or other organizational documents of the Corporation or such Subsidiary, or (B) under any mortgage, lease, agreement or other legally binding instrument, license, permit or Applicable Law to which any of the Corporation or Subsidiary is a party or by which any of the Corporation or Subsidiary or any of its properties or assets may be bound, (ii) will not oblige any of the Corporation or Subsidiary to grant any Encumbrance to any Person other than each Lender, and (iii) will not result in or permit the acceleration of the maturity of any indebtedness, liability or obligation of any of the Corporation or Subsidiary under any mortgage, lease, agreement or other legally binding instrument of or affecting any of the Corporation or Subsidiary.

(e)                                  No Senior or Pari Passu Indebtedness. Other than (i) an amount of $1.05 million of the Corporation’s indebtedness to the CRAT plus accrued and unpaid interest thereon, (ii) an amount of $1.6 million of the Corporation’s indebtedness to Phoenix pursuant to the November 2004 Debenture Agreement plus accrued and unpaid interest thereon, and (iii) and the Corporation’s indebtedness to Wistron plus accrued and unpaid interest thereon, the Corporation has no, and shall not have any, indebtedness which ranks senior to or pari passu with the Debentures. Except for Section 2.5, the Intercreditor Agreement and the Wistron Intercreditor Agreement, nothing herein, including pursuant to Section 6.4(a), shall operate to subordinate the security interest provided for in the Security Documents to or in favor of any Encumbrance or Permitted Encumbrance, or to postpone any of the Obligations to any of the obligations, indebtedness or liabilities owed by the Corporation or its Subsidiaries to the holder of any Permitted Encumbrances or Encumbrance.

(f)                                    No Consents Required. No authorization, consent or approval of, or filing with or notice to, any Person (including any Governmental Body) is required in connection with the execution, delivery or performance of this Agreement by the Corporation or any other Instrument by the Corporation or any Subsidiary, as applicable, other than (i) the consent of the CRAT, (ii) the consent of Phoenix as holder of the Fund Debenture, (iii) the consent of the Existing Debenture Holders, (iv) the approval of the Toronto Stock Exchange and the satisfaction of any conditions to such approval, (v) the filings required by applicable securities laws, and (vi) the registration of a financing statement under the Personal Property Security Act (Ontario) and the UCC, (the consents and approvals in clauses (i) through (vi) collectively, the “Required Consents”).

(g)                                 Enforceability. Each of this Agreement and the other Instruments constitutes, or upon execution and delivery will constitute, a valid and binding obligation of the Corporation and each Subsidiary which is a party thereto (as applicable) enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles.

(h)                                 No Work Orders. As at the Closing Date, no work orders, directions or notices have been issued and remain outstanding pursuant to any Applicable Law relating to the business of the Corporation or any Subsidiary or any part of the Secured Property or any environmental matters affecting the foregoing, except such orders, directions and notices that would not have a Material Adverse Effect. As at the Closing Date, neither the Corporation or any Subsidiary have received any notification from any Governmental Body, that has not been satisfied, that any work, repairs, construction or capital expenditures are required to be made in respect of the Secured Property or any part thereof as a condition of continued compliance with any Applicable Law or any Material Authorization issued thereunder.

(i)                                     Permits. The Corporation and each Subsidiary has all licenses, permits, approvals and franchises that it requires, or is required to have, to own its properties and assets and to carry on its business as presently conducted, except where the failure to have such license, permit approval or franchise would not have a Material Adverse Effect. All such licenses, permits, approvals and franchises are in good standing and no actions, proceedings, investigations or other steps of any kind are in process, pending, or to the knowledge of the Corporation, threatened, or would result in any such license, permit, approval or franchise being terminated, revoked, withdrawn, suspended or otherwise made unavailable to the Corporation or any Subsidiary for any period of time, except where such termination, revocation, withdrawal, suspension or unavailability would not have a Material Adverse Effect. The Corporation and each Subsidiary is conducting its business in material compliance with all applicable laws, regulations, by-laws and ordinances of each jurisdiction in which its business is carried on.

(j)                                     Financial Statements. Phoenix, on behalf of the Lenders, has been furnished with a copy of:

(i)                                     the audited consolidated financial statements of the Corporation and its Subsidiaries for its financial year ended March 31, 2004; and

(ii)                                  the unaudited consolidated financial statements of the Corporation and its Subsidiaries for the fiscal quarter ended September 30, 2004.

Such financial statements, including the notes thereto (the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles and fairly, completely and accurately present the financial condition of the Corporation (including each Subsidiary) and the financial information presented therein in all material respects for the periods and as at the dates thereof. As at the Closing Date, the Corporation and each of the Subsidiaries has no outstanding liabilities (including Funded Indebtedness, Contingent Liabilities or otherwise) other than those disclosed in the Financial Statements and other than the indebtedness owed by the Corporation to the Existing Debenture Holders, to the CRAT, to Wistron, to Phoenix and trade or business obligations subsequently incurred in the ordinary course of business, which such trade and business obligations are currently in good standing in accordance with their respective terms, except as previously disclosed in writing to Phoenix. Since the date of the March 31, 2004 Financial Statements and except as set forth in the September 30, 2004 Financial Statements, there has been no development which has had or would reasonably be expected to have a Material Adverse Effect upon the ability of the Corporation or any Subsidiary to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

(k)                                  Non-Arm’s Length Transactions. During the period from March 31, 2004 through the Closing Date, none of the Corporation or Subsidiaries has entered into any transaction or agreement with any Affiliate other than on commercially reasonable terms and within the limitations of the other provisions hereof, except as disclosed in the Financial Statements or in any document filed by the Corporation with the Ontario Securities Commission that is publicly available.

(l)                                     No Litigation. Except as has previously been disclosed in writing by the Corporation or its counsel to Phoenix or in any document filed by the Corporation with the Ontario Securities Commission that is publicly available, (i) as at the Closing Date, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal, or criminal), arbitration or other dispute settlement procedure, investigation or enquiry by any Governmental Body, or any similar matter or proceeding (collectively “proceedings”) against or involving any of the Corporation or any Subsidiary (whether in progress or threatened) which, if determined adversely to the Corporation or Subsidiary would have or would reasonably be expected to have a Material Adverse Effect or have a material adverse effect upon its ability to perform any of the provisions of this Agreement or any other Transaction Document to which it is a party or which purports to affect the legality, validity and enforceability of this Agreement or any other Transaction Document; and (ii) as at the Closing Date, no event has occurred which would reasonably be expected to give rise to any proceedings and there is no judgment decree, injunction, rule, award or order of any Governmental Body outstanding against the Corporation or any Subsidiary which has or would reasonably be likely to have a Material Adverse Effect.

(m)                               No Default. As at the Closing Date, neither the Corporation nor any of the Subsidiaries are in default or breach (other than a breach for which the Corporation has received a waiver from Phoenix Enterprises LLC) under any material commitment or obligation (including, without limitation, obligations in relation to Funded Indebtedness) or under the terms and conditions relating to any Material Authorizations, except such defaults that would not have a Material Adverse Effect, and, to the best knowledge of the Corporation, as at the Closing Date, there exists no state of facts which, after notice or the passage of time or both, would constitute such a default or breach; and as at the Closing Date, there are no proceedings in progress, pending or, to the knowledge of the Corporation, threatened which would result in the revocation, cancellation suspension or any adverse modification of any Material Authorization.

(n)                                 Hazardous Substances. Neither the Corporation nor any of the Subsidiaries are aware of any Hazardous Substances located at, on or under the Secured Property or the Premises, and the Secured Property, the Premises and the operations conducted thereat are not and have not been in breach of Environmental Law which has resulted or could result in the Secured Property being materially adversely affected. Neither the Corporation nor any Subsidiary has caused or permitted, nor has the Corporation or any Subsidiary the knowledge of the Release of any Hazardous Substance on, from, under or to the Secured Property or the Premises or of any Release from a facility owned or operated by third parties, including previous owners, for which the Corporation or any Subsidiary may have liability and which has resulted or could result in the Secured Property or the Premises being adversely affected. Neither the Corporation nor any of the Subsidiaries has been charged with or convicted of an offence for non-compliance with any Environmental Law or has been fined or otherwise sentenced or have settled any prosecution short of conviction; and neither the Corporation nor any Subsidiary has received any notice of judgment or commencement of proceedings of any nature or experienced any search and seizure or are under investigation related to a breach or alleged breach of any Environmental Law.

(o)                                 All Material Information Supplied. The Corporation has provided to Phoenix all information which the Corporation, acting reasonably, determined was material relating to the financial condition, business, assets and results of operations (including forecasts and budgets) of the Corporation and the Subsidiaries, taken as a whole, and all such information, taken as a whole (other than forecasts and budgets) is true, accurate and complete in all material respects and omits no material fact necessary to make such information not misleading in light of the circumstances in which such information was made and there has been no change in such information, taken as a whole, that would have or would reasonably be likely to have a Material Adverse Effect. The forecasts and budgets provided to Phoenix in connection with the entering into of this Agreement were prepared prudently and upon reasonable assumptions (which assumptions remain reasonable to the Closing Date), the forecasts and budgets are, as at the Closing Date, reasonable and attainable as at the date hereof, such forecasts and budgets have not, as of the date hereof, changed or been amended or updated, and it would, as of the date hereof, be reasonable for Phoenix to rely upon these forecasts and budgets.

(p)                                 Taxes and Claims. The Corporation has:

(i)                                     delivered or caused to be delivered all required income tax returns, sales, property, franchise and value-added tax returns and other tax returns to the appropriate Governmental Body; and

(ii)                                  withheld and collected all Taxes required to be withheld and collected by them and remitted such Taxes when due to the appropriate Governmental Body,

and no material assessment, appeal or claim is, as far as the Corporation is aware, being asserted or processed with respect to such claim, Taxes or obligations, except as previously disclosed to Phoenix in writing.

(q)                                 Authorized and Issued Capital. Schedule 5.1(q) accurately describes the authorized and issued share capital of the Corporation and each of the Subsidiaries, as at the Closing Date. As at the Closing Date, the Corporation has no Subsidiaries except as set forth in Schedule 5.1(q). Except as set out in Schedule 5.1(q), as at the Closing Date, there are no agreements, options, warrants, rights of conversion or other rights pursuant to which the Corporation or any of the Subsidiaries is or may become obligated to issue any shares or any securities convertible into, or exchangeable for, shares.

(r)                                    Insurance. The Corporation and each of the Subsidiaries insures with reputable insurance companies all of its property and other assets of an insurable nature against fire and other casualties in the same manner and to the same extent as such insurance is carried by prudent corporations carrying on a similar business and owning similar property and maintains with reputable insurance corporations adequate insurance against business interruption with respect to any rental properties or properties under construction and liability on account of damage to persons or property, and under all applicable worker’s compensation laws, in the same manner and to the same extent as such insurance is carried by prudent corporations carrying on a similar business and owning similar property.

(s)                                  Funded Indebtedness. Schedule 5.1(s) sets forth a complete and accurate list of all Funded Indebtedness of each of the Corporation and the Subsidiaries at the Closing Date and accurately describes the security therefor and the dollar amount thereof.

(t)                                    Directors and Officers Insurance. The Corporation has a directors’ and officers’ insurance policy in place to the same extent as such insurance is carried by prudent public corporations and the premiums on such insurance policy are paid to date.

(u)                                 Solvency. None of the Corporation or any of the Subsidiaries has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding to have itself declared bankrupt or wound-up or taken any proceeding to have a Receiver appointed over it or any part of its assets.

(v)                                 Articles, Memorandum, By-Laws, Etc. True and complete copies of the articles of incorporation (including all amendments thereto), memorandum of association and by-laws and all other constating documents of the Corporation in effect on the Closing Date have been delivered to Phoenix on behalf of the Lenders. On the Closing Date are outstanding no applications or filings which would alter in any way the constating documents or corporate status of any of the said corporations. As in effect on the Closing Date, the minute books of the Corporation contain all by-laws and resolutions of the directors and shareholders of the Corporation currently in effect and the corporate and other records of the Corporation have been maintained in all material respects in accordance with all Applicable Law.

(w)                               Location of Business and Assets. As of the Closing Date, the only locations at which the Corporation and the Subsidiaries have any place of business or assets are as set forth in Schedule 5.1(w).

(x)                                   Title. Subject only to the Permitted Encumbrances, the Corporation and each Subsidiary has good and marketable title to all of its undertaking, property and assets, free and clear of any Encumbrances and no person has any agreement or right to acquire its interest in any of such properties out of the ordinary course of business.

(y)                                 Employment Matters. As of the Closing Date, except as is disclosed in Schedule 5.1(y) none of the Corporation nor any Subsidiary is a party to or is bound by any:

(i)                                     written or oral contract or commitment for the employment of any senior management employee or officer;

(ii)                                  written contract or commitment for the employment of any employee or officer providing for an annual salary (including benefits) of in excess of $100,000 or a payment on termination of in excess of six months salary and benefits;

(iii)                               oral contract or commitment for the employment of any employee or officer, except for contracts of indefinite hire terminable by the Corporation without cause on reasonable notice;

(iv)                              contract with or commitment to any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (collectively called “labor representatives”) and the Corporation has not conducted negotiations with respect to any such future contracts or commitments; no labor representatives, hold bargaining rights with respect to any employees of the Corporation or any Subsidiary; no labor representatives have applied to have the Corporation or any Subsidiary declared a related employer pursuant to the applicable labor legislation; and, to the knowledge of the Corporation, there are no current or threatened attempts to organize or establish any trade union or employee association with respect to the Corporation or any Subsidiary; or

(v)                                 except as is disclosed in Schedule 5.1(y), there is no bonus, pension, multi-employer, profit sharing, deferred compensation, retirement, disability, health insurance or similar benefit plan, with respect to any of its employees or others (including without limitation any agreements in respect of employee share ownership plans), other than Canada Pension Plan, the Ontario Health Insurance Plan and other similar health plans established and administered by any other governmental authority or workers’ compensation insurance provided pursuant to statute.

As of the Closing Date, the Corporation and each of the Subsidiaries has paid all sums due to its employees and its independent contractors and has observed in all material respects the provisions of (i) all agreements binding upon it or (ii) any pension, bonus, profit sharing, compensation, retirement, deferred compensation, illness or other plan, agreement, trust, fund or arrangement for the benefit of or with its employees, directors, officers or shareholders and (iii) all applicable laws and regulations respecting employment, including, but not limited to, labor standards legislation and regulations and legislation and regulations prohibiting discrimination; and there is no complaint, civil action or other proceeding in process alleging a violation of any such agreement, plan, trust, fund, arrangement, law or regulation.

As of the Closing Date, none of the Corporation nor any Subsidiary has received any remedial order or notice of offence under any applicable laws and regulations respecting employment, and each of the Corporation and the Subsidiaries has performed all of its financial or monetary obligations under such laws and regulations towards its employees and independent contractors, and there are no facts which may give rise to a claim for which the Corporation or any Subsidiary might be held liable under the provisions of the said laws or regulations.

(z)                                   Intellectual Property. The Corporation and each Subsidiary owns all right title and interest in or to, or have valid and enforceable rights to use all of the Intellectual Property including the trade marks, trade or brand names, corporate names and service marks set out in Schedule 5.1(z), free and clear of all Encumbrances except Permitted Encumbrances. As of the Closing Date, neither the Corporation nor any Subsidiary uses or owns any trade marks, trade or brand names, corporate names or service marks except as set out in Schedule 5.1(z). The conduct of the business of, and the use of the Intellectual Property by the Corporation and the Subsidiaries does not, nor to the Corporation’s knowledge, will the proposed conduct of the business and the proposed use of the Intellectual Property, infringe (and neither the Corporation nor any Subsidiary, except as previously disclosed to Phoenix in writing, has received any notice, complaint, threat or claim alleging infringement of), any patent, trade mark, trade name, copyright, industrial design, trade secret or other propriety right of any other Person. The Intellectual Property which is not owned by the Corporation or the Subsidiaries is being used with the consent of, and in accordance with the consent or license from, the rightful owner thereof. The Corporation and each of the Subsidiaries has taken all commercially reasonable steps to establish, preserve and protect its rights in the Intellectual Property which is material to the Corporation or such Subsidiary.

(aa)                            Disclosure Restricted. Each of the statements contained in Section 5.1 is true and correct except as set forth in the specific disclosure schedule qualifying such statement or in any document filed by the Corporation with the Ontario Securities Commission and that is publicly available. The disclosure in any disclosure schedule shall qualify only the corresponding statement.

Section 5.2.                                   Representations and Warranties of Lenders

Each of the Lenders, severally and not jointly, represents and warrants to the Corporation as follows:

(a)                                  Authorization. Such Lender is an individual, corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and each Lender has full power and authority to enter into the Agreements and has duly authorized, executed and delivered the same. This Agreement, when executed and delivered by a Lender, will constitute valid and legally binding obligations of such Lender, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(b)                                 Disclosure of Information. Each Lender has had an opportunity to discuss the Corporation’s business, management, financial affairs and the terms and conditions of the offering of the Debentures and Warrants with the Corporation’s management and has had an opportunity to review the Corporation’s facilities. Each Lender understands that such discussions, as well as any other written information delivered by the Corporation to such Lender, were intended to describe the aspects of the Corporation’s business which it believes to be material. Each Lender has had all of its questions related to the Corporation and the purchase of Debentures and Warrants (and the Common Shares and Conversion Shares issuable upon exercise of the Warrants and conversion of the principal and interest outstanding on the Debentures) answered by the Corporation.

(c)                                  Experience; Speculative Nature of Investment. Each Lender has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Corporation so that it is capable of evaluating the merits and risks of its investment in the Corporation and has the capacity to protect its own interests. Each Lender acknowledges that its investment in the Corporation is highly speculative and entails a substantial degree of risk and such Lender is in a position to lose the entire amount of such investment.

(d)                                 Investment. The Lenders are acquiring the Debentures and Warrants for investment for their own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. By executing this Agreement, each Lender further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Debentures, Warrants, Conversion Shares or Common Shares.

(e)                                  Restricted Securities. The Lenders understand that the Debentures, Warrants, Conversion Shares and Common Shares issuable upon exercise of the Warrants and conversion of the Debentures as contemplated hereby have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) or qualified for distribution in any province or territory of Canada and are issued pursuant to a specific exemption from the registration provisions of the Securities Act and the registration and prospectus requirements of the Securities Act (Ontario), the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Lenders’ representations as expressed herein. Each Lender is an “accredited investor” within the meaning of Section 1.1 of Rule 45-501 of the Ontario Securities Commission and each Lender, which is resident in the United States, is also an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the U.S. Securities and Exchange Commission. If any Lender is resident in or otherwise subject to the securities laws of a jurisdiction other than the Province of Ontario or the United States, the issuance by the Corporation, and the acquisition by such Lender, of Debentures, Warrants, Conversion Shares and Common Shares issuable upon exercise of the Warrants and conversion of the principal and interest outstanding on the Debentures as contemplated by this Agreement is in full compliance with all applicable securities laws, statutes, regulations, policy statements and orders in such jurisdiction and no authorization, consent of, or filing with or notice to, any person is required in connection therewith.

(f)                                    Legends. The Lenders understand that the Debentures, Warrants, Conversion Shares and Common Shares issuable upon exercise of the Warrants and conversion of the principal and interest outstanding on the Debentures (each, for purposes of this paragraph, a security) may bear the following legend and any other legends that may be required by applicable securities law and stock exchange rules:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE BROWN RAYSMAN MILLSTEIN FELDER & STEINER LLP OR OTHER COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION) IN A FORM REASONABLY SATISFACTORY TO THE CORPORATION, OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933

(g)                                 No Public Market. The Lenders understand that no public market now exists for any of the Debentures or Warrants issued by the Corporation and that the Corporation has made no assurances that a public market will ever exist for the Corporation’s securities.

Section 5.3.                                   Survival of Representations and Warranties

The statements made in any certificate hereafter delivered by the Corporation or any of the Subsidiaries to the Lenders shall be deemed to constitute representations and warranties made by the party delivering the same. The Corporation covenants that the representations and warranties made by it in this Article 5, shall be true and correct on each day that this Agreement or any other Transaction Document in favor of each Lender remain in force and effect, with the same effect as if such representations and warranties had been made and given on and as of such day, notwithstanding any investigation made at any time by or on behalf of each Lender or its counsel and notwithstanding any foreclosure or enforcement pursuant to any Security Documents; except that if any such representation and warranty is specifically given as of the date hereof or in respect of a particular date or particular period of time and relates only to such date or period of time, then such representation and warranty shall continue to be given as at such date or for such period of time.

ARTICLE 6.
COVENANTS OF THE CORPORATION

Section 6.1.                                   General Covenants

So long as this Agreement remains outstanding, the Corporation covenants and agrees as follows:

(a)                                  Securities Compliance. The Corporation shall take all necessary action and proceedings as may be required and permitted by applicable law, rule and regulation for the legal and valid issuance of the Debentures and the Warrants to be acquired by the Lenders from the Corporation hereunder and the issuance of the Conversion Shares upon payment of interest and the issuance of the Common Shares upon exercise of the Warrants and conversion of the Debentures.

(b)                                 Books and Reserves. From the date hereof until the payment in full of all Obligations (the “Termination Date”), the Corporation shall (i) maintain, and cause its Subsidiaries to maintain, at all times, true and complete books, records and accounts in which true and correct entries shall be made of its transactions in accordance with GAAP consistently applied and consistent with those applied in the preparation of the Financial Statements (to the extent same are consistent with GAAP), and (ii) by means of appropriate quarterly entries, reflect in its accounts and in all financial statements, proper liabilities and reserves for all taxes and proper reserves for depreciation, renewals and replacements, obsolescence and amortization of its properties and bad debts, all in accordance with GAAP consistently applied, as above described, and all subject to normal year end adjustments.

(c)                                  Ordinary Course of Business. The Corporation shall operate its business only in the ordinary course and will use its commercially reasonable efforts to preserve the Corporation’s business, organization, goodwill and relationships with Persons having business dealings with them.

(d)                                 To Use Proceeds. The Corporation shall use the net proceeds from the sale of the Units in accordance with Section 1.4.

(e)                                  To Pay Costs. The Corporation shall pay all reasonable costs, charges and expenses of or incurred by each Lender in inspecting the Secured Property or in or about taking, recovering or keeping possession of any of the Secured Property or in any other proceedings taken in enforcing the remedies provided herein or otherwise in relation to this Agreement or the Secured Property, or by reason of non-payment of the moneys hereby secured, costs of any sale proceedings hereunder, whether such sale proceedings prove abortive or not, and costs of any Receiver with respect to, and all expenditures made by each Lender or any Receiver in the course of, doing anything hereby permitted to be done by each Lender or such Receiver. All such costs and expenses and other monies payable hereunder, together with interest at the highest rate applicable to any Obligations, shall be payable on demand and shall constitute a charge on the Secured Property. Without limiting the generality of the foregoing, such reasonable costs shall extend to and include any legal costs incurred by or on behalf of each Lender or the Receiver as between attorney and his own client.

(f)                                    To Pay Certain Debts. The Corporation shall and shall cause the Subsidiaries to punctually pay and discharge every obligation, the failure to pay or discharge of which would reasonably be likely to result in any Encumbrance or right of distress, forfeiture, termination or sale or any other remedy being enforced against the Secured Property and provide to Phoenix, on behalf of the Lenders, when required by Phoenix, on behalf of the Lenders, acting reasonably, satisfactory evidence of such payment and discharge, but the Corporation may, on giving the Lenders such security (if any) as Phoenix, on behalf of the Lenders, may require, refrain from paying or discharging any obligation the liability for which is being contested in good faith.

(g)                                 To Comply with Obligations and Maintain Corporate Existence and Security. The Corporation shall and shall cause each Subsidiary to:

(i)                                     pay or cause to be paid all Obligations falling due hereunder on the dates and in the manner specified herein and comply with its obligations hereunder, under the Security Documents and the other Instruments;

(ii)                                  create an annual business plan, approved by the Board of Directors of the Corporation and implemented by the Management Committee in accordance with the MC Operational Procedures, for each year in which the Debentures remain outstanding (the “Annual Business Plan”), and immediately notify Phoenix, on behalf of the Lenders. of any material deviation from the Annual Business Plan;

(iii)                               maintain its corporate existence;

(iv)                              use commercially reasonable efforts to preserve all its rights, licenses, powers, privileges, franchises and goodwill;

(v)                                 observe and perform all of its obligations and comply with all conditions under leases, licenses and other agreements to which it is a party or upon or under which any of the Secured Property is held;

(vi)                              carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Secured Property and income therefrom;

(vii)                           observe and conform to all valid requirements of Applicable Law and of any Governmental Body having jurisdiction over the Corporation or any Subsidiary;

(viii)                        repair and keep in repair and good order and condition all property, including the Secured Property, the use of which is necessary or advantageous in connection with its business;

(ix)                                immediately notify Phoenix, on behalf of the Lenders, in writing of any proposed change of name of the Corporation or any Subsidiary or of chief place of business of any of the foregoing;

(x)                                   keep Phoenix, on behalf of the Lenders, regularly informed in writing as to the location of the Secured Property and the books of account and other records of each of the Corporation and the Subsidiaries to the extent that the Secured Property or such books of account are not located in Austin, Texas;

(xi)                                pay all Taxes levied, assessed or imposed upon it or its property as and when the same become due and payable save and except where it contests in good faith the validity thereof;

(xii)                             forthwith notify Phoenix, on behalf of the Lenders, of any default (or event, condition or occurrence which with the giving of notice and/or the lapse of time would constitute a default) in connection with any indebtedness, Funded Indebtedness or Contingent Liability in an amount exceeding $300,000;

(xiii)                          advise Phoenix, on behalf of the Lenders, forthwith upon becoming aware of any Default or Event of Default hereunder with detailed particulars thereof and deliver to Phoenix, on behalf of the Lenders, upon request a certificate in form and substance satisfactory to Phoenix, on behalf of the Lenders, signed by a senior officer of the Corporation certifying that no Default or Event of Default has occurred or, if such is not the case, specifying all Default or Events of Default and their nature and status;

(xiv)                         use commercially reasonable efforts to collect all accounts receivable in the ordinary course of business;

(xv)                            promptly cure or cause to be cured any defects in the execution or delivery of any Instrument and any defects in the validity or enforceability of any security hereunder and at its expense duly execute and deliver or cause to be duly executed and delivered all documents as the Lenders may consider necessary or desirable for such purposes;

(xvi)                         retain auditors nationally recognized in either the United States or Canada;

(xvii)                      at its cost and expense, upon the request of Phoenix, on behalf of the Lenders, duly execute and deliver, or cause to be duly executed and delivered, to Phoenix, on behalf of the Lenders, such documents and do or cause to be done such acts as may be necessary or desirable in the reasonable opinion of Phoenix, on behalf of the Lenders, to carry out the purposes of this Agreement; and

(xviii)                   effect such registrations as may be required by Phoenix, on behalf of the Lenders, from time to time to protect the security hereof.

(h)                                 To Insure. The Corporation shall keep the Secured Property insured in such amounts as is carried by prudent corporations carrying on a similar business and owning similar property, and against loss or damage by fire and such other risks as Phoenix, on behalf of the Lenders, may from time to time specify, acting reasonably, with reputable insurers. The Corporation shall, whenever from time to time requested by Phoenix, on behalf of the Lenders, provide Phoenix, on behalf of the Lenders, satisfactory evidence of such insurance and any renewal thereof which shall at all times be subject to charging clauses in a form approved by Phoenix, on behalf of the Lenders, and shall cause the Lenders to be shown as loss payees under the policy or policies. Evidence satisfactory to Phoenix, on behalf of the Lenders, of the renewal of every policy of insurance shall be left with Phoenix, on behalf of the Lenders, at least seven (7) days before the termination thereof. Each policy of insurance shall be in form and substance acceptable to Phoenix, on behalf of the Lenders, acting reasonably, and shall not be subject to any co-insurance clause.

(i)                                     Notice of Litigation and Damage. The Corporation will promptly give written notice to Phoenix, on behalf of the Lenders, of (a) all claims or proceedings pending or threatened against any of the Corporation or Subsidiaries which may give rise to uninsured liability in excess of $300,000 or which may have a material adverse effect on the business or operations of the Corporation or Subsidiaries and (b) all damage to or loss or destruction of any property comprising part of the Secured Property which may give rise to an insurance claim in excess of $300,000; and will supply Phoenix, on behalf of the Lenders, with all information reasonably requested in respect of any such claim.

(j)                                     To Furnish Proofs. The Corporation shall forthwith on the happening of any loss or damage furnish or cause to be furnished at its own expense all necessary proofs and do all necessary acts to enable each Lender to obtain payment of the insurance monies, which, in the sole discretion of the Lenders, may be applied in reinstating the insured property or be paid to the Corporation or any Subsidiary or be applied in payment of the monies owing hereunder, whether due or not then due, or paid partly in one way and partly in another.

(k)                                  Reserve Shares. The Corporation shall, at the annual meeting of its shareholders to be held on December 15, 2004, seek to obtain shareholder approval to reserve 10,000,000 Common Shares (the “Reserve Pool”), to be issued to key management and employees of the Corporation as performance awards.

(l)                                     Financial Statement Presentation. In any  press release, or public disclosure document required by securities regulatory authorities, that contains the Corporation’s quarterly or annual financial statements, subject to compliance with applicable securities law and other regulatory requirements, such financial statements shall be prepared in accordance with Canadian GAAP and, if requested by Phoenix, contain a note reconciliation to U.S. generally accepted accounting principles (“US GAAP”). At such time as the Corporate Migration has been completed, the Corporation’s quarterly and annual financial statements shall be prepared in accordance with US GAAP and shall also be prepared in accordance with, or reconciled to, Canadian GAAP to the extent required by Applicable Law.

Section 6.2.                                   Specific Covenants

So long as this Agreement remains outstanding, the Corporation covenants and agrees as follows:

(a)                                  Cost Maintenance Program. The Corporation shall take all commercially reasonable actions necessary to implement a cost-cutting program (the “Cost Maintenance Program”) satisfactory, in its sole discretion, to Phoenix. The Cost Maintenance Program (A) shall result in (i) total quarterly recurring payroll costs of not more than $1.4 million, and (ii) total quarterly recurring Overhead Costs of not more than $2.4 million by no later than December 31, 2004, and (B) shall remain in effect until (i) the Corporation has achieved positive net income and positive cash flow from operations for at least two (2) consecutive fiscal quarters, and (ii) management of the Corporation then reasonably projects continued positive net income and positive cash flow from operations for the Corporation for at least the next four (4) following fiscal quarters.

(b)                                 Corporate Migration. The Corporation shall take all commercially reasonable actions necessary, subject only to (i) compliance with Applicable Law and stock exchange requirements, (ii) any required approval of the Corporation’s shareholders, (iii) obtaining of any required third-party consents, and (iv) avoidance of any material adverse tax consequences, to re-incorporate, continue or otherwise cause the Corporation or a successor thereof to be redomiciled, directory or indirectly, as a Delaware corporation (the “Corporate Migration”), by no later than June 30, 2005.

(c)                                  U.S. Listing. The Corporation shall use reasonable commercial efforts to obtain a listing of the Common Shares on the American Stock Exchange or other registered national stock exchange or quotation system in the United States (the “U.S. Listing”) by no later than June 30, 2005, subject to the satisfaction or elimination of all regulatory, legal, tax and financial requirements to such U.S. Listing. The U.S. Listing may be either in lieu of, or in addition to, the Corporation’s current listing of the Common Shares on the Toronto Stock Exchange. In the event a U.S. Listing is obtained, the Corporation shall promptly enter into a registration rights agreement, with and for the benefit of the Lenders and the Existing Debenture Holders, providing for the registration for resale of the Common Shares underlying the Warrants and the Debentures with the U.S. Securities and Exchange Commission and containing, among other things, customary demand and piggy-back registration rights, and all on terms satisfactory to the Corporation, the Lenders and the Existing Debenture Holders, each acting reasonably and taking into consideration the need for future free-transferability for the Common Shares underlying the Warrants and the Debentures in the U.S. securities markets. In this Section 6.2(c), “Common Shares” includes any shares of voting common stock of any corporation (a “Successor Corporation”) carrying on the business of the Corporation and having a listing on the Toronto Stock Exchange which are issued in exchange for the Common Shares of the Corporation in connection with the Corporate Migration, and “Corporation” includes any such Successor Corporation.

(d)                                 MC Operational Procedures. The Corporation shall at all times conduct its day-to-day operations in strict compliance with the MC Operational Procedures.

Section 6.3.                                   Financial Covenants.

(a)                                  Budget. The Corporation shall not expend any funds nor incur any expenses except as provided for in the budget delivered to Phoenix, on behalf of the Lenders (the “Budget”), which shall also included a detailed income statement, balance sheet and statement of cash flows. The Corporation and Phoenix, on behalf of the Lenders, hereby agree that aggregate expenditures, if any, exceeding the total budgeted amount by 5% or less shall be deemed to be within the Budget.

(b)                                 Financial Statements and Other Reports. The Corporation will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that quarterly financial statements are not required to have footnote disclosures). The Corporation will deliver or cause to be delivered each of the financial statements and other reports described below to Phoenix, on behalf of the Lenders and, if requested by a Lender or Phoenix, to each Lender directly, in addition to copies of any other financial statements prepared by the Corporation for filing with securities commissions and other regulatory authorities.

(i)                                     Monthly Financials.  As soon as available and in any event within forty-five (45) days after the end of each month, the Corporation will deliver or cause to be delivered its consolidated balance sheet, as at the end of such month, and the related consolidated statements of loss and deficit and cash flows for such month, and for the period from the beginning of the then current fiscal year of the Corporation to the end of such month, along with a comparison to the operating budget for such month.

(ii)                                  Quarterly Financials; Other Quarterly Reports. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, the Corporation will deliver or cause to be delivered (A) its consolidated balance sheet, as at the end of such fiscal quarter, and the related consolidated statements of income, shareholders’ equity,  loss and deficit (or income) and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year of the Corporation to the end of such quarter, (B) a copy of its consolidating financial statements for such fiscal quarter, but only if material to an understanding of the Corporation’s operations and financial condition, and (C) a schedule of investments made by the Corporation or any of its Subsidiaries since the date such information was last provided to Lenders.

(iii)                               Year-End Financials. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Corporation, the Corporation will deliver or cause to be delivered (A) its consolidated balance sheet, as at the end of such year, and the related consolidated statements of loss and deficit (or income), cash flows, and shareholders’ equity for such fiscal year, (B) a copy of its consolidating financial statements for such fiscal year, but only if material to an understanding of the Corporation’s operations and financial condition, and (C) a report with respect to the financial statements received pursuant to this Subsection from recognized certified public accountants nationally recognized in the United States or Canada, selected by the Corporation.

(iv)                              Other Weekly/Monthly Reports. As soon as available, and in any event within four (4) Business Days after the end of each week, the Corporation will deliver or cause to be delivered (A) a report of sales booked by the Corporation during such week, (B) a report of pending and projected order activity as of the end of such week, and (C) a report providing detailed accounts receivable as of the end of such week. As soon as available, and in any event within ten (10) days after the end of each month, the Corporation will deliver or cause to be delivered (A) a status report detailing the progress made by the Corporation in implementing the Cost Maintenance Program, until such time as the conditions set out in Section 6.2(a)(B)(i) and (ii) have been satisfied, and (B) a report providing detailed accounts payable aging information as of the end of such month.

(c)                                  Compliance Certificates.  Together with each delivery of financial statements of the Corporation and its Subsidiaries (other than those financial statements delivered pursuant to Section 6.3(c)(iv)), the Corporation will deliver or cause to be delivered to Phoenix, on behalf of the Lenders and, if requested by a Lender or Phoenix, to each Lender directly (i) a fully and properly completed compliance certificate substantially in the form attached hereto as Exhibit C (each, a “Compliance Certificate”) signed by the chief executive officer, chief operating officer or chief financial officer of the Corporation.

Section 6.4.                                   Negative Covenants

At all times, the Corporation hereby covenants and agrees that, except as expressly contemplated by Section 6.2, for so long as this Agreement is in force and any portion of the Obligations remains unpaid, unfulfilled and/or unsatisfied, the Corporation shall not, nor shall the Corporation permit any Subsidiary to:

(a)                                  Encumbrances. Create, grant, assume or suffer to exist any Encumbrance upon any of their properties or assets other than Permitted Encumbrances or enter into or assume any agreement (other than the documents entered into in connection herewith, the Intercreditor Agreement or the Wistron Intercreditor Agreement), prohibiting the creation or assumption of any Encumbrance upon its or their respective properties or assets, whether now owned or hereafter acquired.

(b)                                 Capital Expenditures. Incur or commit or agree to incur capital expenditures in any fiscal year, including Capital Lease Obligations and Purchase Money Security Interests, involving aggregate payments in any twelve (12) month period in excess of 5% over the amount of capital expenditures provided for in the Budget.

(c)                                  Sell. Remove, destroy, lease, transfer, assign, sell or otherwise dispose of any of the Secured Property, except for sales in the ordinary course of business.

(d)                                 Funded Indebtedness. Incur or become liable for any Funded Indebtedness, other than the Obligations hereunder.

(e)                                  Indebtedness. Incur or repay any debts, liabilities or obligations (including Funded Indebtedness and Contingent Liabilities) whether direct or indirect, actual or contingent, material or not, other than those specifically permitted hereunder (including indebtedness to the Existing Debenture Holders) or under the Security Documents, except for normal trade debts, liabilities or obligations to Persons dealing at Arm’s Length with the Corporation arising in the ordinary course of business and with customary payment terms; provided, however, that in the event any indebtedness consists of trade payables, expenses, costs and charges accrued in the ordinary course of business in accordance with customary trade terms which are overdue for more than 180 days (the “Qualified Indebtedness”), the aggregate amount of such Qualified Indebtedness shall not exceed $1,500,000.

(f)                                    Executive Officers. Appoint, hire, remove or change any executive officer of the Corporation without the prior written consent of Phoenix, which consent will not be unreasonably withheld or delayed.

(g)                                 MC Operational Procedures Compliance. Take any action, incur any expenses or incur any debts, liabilities or obligations, unless duly and properly authorized by the Management Committee in strict accordance with the MC Operational Procedures.

(h)                                 Make Certain Changes.

(i)                                     change their financial year end;

(ii)                                  purchase, establish or acquire in any manner any new business entity;

(iii)                               change the nature of their business as presently carried on;

(iv)                              amalgamate, consolidate or merge or enter into a partnership, joint venture (other than joint business arrangements with the third parties for the sale of goods and services in the ordinary course of business) or syndicate with any other Person, except an amalgamation, consolidation or merger involving only the Corporation and the US Subsidiary, unless otherwise consented to by Phoenix;

(v)                                 sell, transfer, convey, assign or otherwise dispose of all or substantially all of its assets, in the case of a Subsidiary, to the Corporation and in the case of the Corporation, to a Subsidiary other than the US Subsidiary;

(vi)                              dissolve or wind-up the Corporation or any Subsidiary, other than pursuant to the dissolution or winding-up of the Corporation or Subsidiary pursuant to which all of the assets of the Corporation or such Subsidiary are transferred or conveyed to the Corporation or the US Subsidiary;

(vii)                           enter into any transaction outside the ordinary course of business;

(viii)                        acquire or invest in any securities or investments, other than Cash Equivalents;

(ix)                                make any loans in any other Person other than the giving of trade credit or consistent with the Business Plan;

(x)                                   engage in any commercial transactions with Persons not dealing at Arm’s Length with the Corporation or any Subsidiary, other than transactions relating to the compensation of any employee or director of the Corporation or a Subsidiary in the ordinary course of business, including the grant of stock under the Reserve Pool or the grant of options pursuant to the Corporation’s stock option plan, as in effect on the date hereof, approved by a majority of the Board of Directors (including a majority of the non-participating directors);

(xi)                                engage in any sale-leaseback or similar transactions;

(xii)                             remove any of the Secured Property or any of the books of account or other records of the Corporation or any Subsidiary from the jurisdiction where same are presently located, except for inventory sold in the ordinary course of business;

(xiii)                          make or commit to any form of distribution or reduction of the profits of the Corporation or any Subsidiary or of its capital including any (i) declaration or payment of any dividend (including stock dividends) on any present or future shares; (ii) payment to purchase, redeem, retire or acquire any of its shares, or any option, warrant or other right to acquire any such shares, or apply or set apart any of its assets therefor; (iii) bonuses to shareholders; (iv) payment on account of loans made to shareholders of the Corporation or any of its Subsidiaries; or (v) payment of any bonuses or management fees (other than bonuses paid to employees in the ordinary course of business);

(xiv)                         other than pursuant to any agreement, option, right, instrument or privilege set forth on Schedule 5.1(q), create, allot or issue any shares in its capital, or enter into any agreement, or grant any option, right or privilege, whether pre-emptive, contractual or otherwise for the purchase of shares or securities convertible into shares of the Corporation or any Subsidiary, amend their articles, memorandum or association or by-laws, change their capital structure, enter into any agreement, or make any offer, to do so; or

(xv)                            amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any Material Contracts, except to the extent such change, amendment, modification or consent is not materially adverse to Lenders and would not otherwise have a Material Adverse Effect.

Section 6.5.                                   Board Membership

(a)                                  From the Closing Date and for so long as the Obligations are outstanding, the Lenders (along with the Existing Debenture Holders) shall have the right to designate up to two (2) directors to the Corporation’s Board of Directors and each committee thereof; provided, that the Lenders shall exercise such rights and select individuals that will not cause the Corporation to be in breach of Applicable Laws or stock exchange rules. Upon such a designation the Board of Directors of the Corporation shall, subject to Applicable Laws and applicable regulatory approval, take any and all necessary action to appoint the two persons selected by the Lenders to the Board of Directors and providing such persons with director’s liability insurance then in effect for directors of the Corporation.

(b)                                 In the event that the Lenders shall designate Philip S. Sassower as a member of the Board of Directors of the Corporation, the Corporation shall, subject to Applicable Laws, use commercially reasonable efforts to cause Mr. Sassower to be elected as Chairman of the Board.

(c)                                  The Lender’s right to appoint up to two (2) directors to the Corporation’s Board of Directors and each committee thereof shall be in lieu of and in substitution of the rights of the Existing Debenture Holders to appoint up to two (2) directors to the Corporation’s Board of Directors upon an Appointment Event, as that term is defined in the November 2002 Debenture Agreement, the April 2003 Debenture Agreement and the Second April 2003 Debenture Agreement.

ARTICLE 7.
CONDITIONS TO CLOSING

Section 7.1.                                   Conditions to Closing

The obligation of the Lenders and the Corporation to effect Closing are subject to the satisfaction or waiver in writing in whole or in part by Phoenix, on behalf of the Lenders, and the Corporation prior to Closing of each of the following conditions:

(a)                                  Receipt of Consent of Existing Debenture Holders. Phoenix, on behalf of the Lenders, shall have obtained and delivered to the Corporation the consent of the Existing Debenture Holders, the holder of CRAT Debenture and the holder of the Fund Debenture to the issuance of the Debentures and security granted in respect thereof and waiver of certain rights under the Existing Debentures.

(b)                                 Approval of the Toronto Stock Exchange. The Corporation shall have obtained and delivered to Phoenix, on behalf of the Lenders, the approval of the Toronto Stock Exchange (the “TSX”) and all other applicable regulatory authorities.

(c)                                  Consent of the Shareholders. The Corporation shall have obtained and delivered to Phoenix, on behalf of the Lenders, written consents of the Corporation’s shareholders holding at least a majority of the issued and outstanding Common Shares authorizing and approving the Corporation’s issuance of the Debentures and Warrants.

Section 7.2.                                   Further Conditions to Obligations of Lenders

Notwithstanding anything herein contained, the obligation of each Lender to complete the transactions provided for herein and to pay the Purchase Price will be subject to the fulfillment of the following conditions at or prior to the Closing Date, and the Corporation covenants to use its commercially reasonable efforts to ensure that such conditions are fulfilled.

(a)                                  Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Corporation contained herein or in any other Security Document shall be true and accurate at the Closing Date. In addition, the Corporation shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Date. At the Closing Date, the Corporation shall have delivered to Phoenix, on behalf of the Lenders, a certificate in form acceptable to Phoenix confirming the facts with respect to each of the representations and warranties, confirming that all such covenants and agreements have been performed and confirming that all conditions set forth in this Section 7.2 have been satisfied or waived.

(b)                                 Continued Implementation of Cost Maintenance Program. The Corporation shall have provided to Phoenix, on behalf of the Lenders, evidence satisfactory to Phoenix, acting reasonably, that the Cost Maintenance Program is continuing.

(c)                                  Default or Event of Default. No Default or Event of Default shall have occurred and be continuing nor shall there be any Default or Event of Default which will or will likely occur as a result of the transactions contemplated by this Agreement, the Debenture Certificates or the Instruments.

(d)                                 Consents. All consents, permits, agreements, confirmations and acknowledgements, determined by the Phoenix, on behalf of Lenders, to be required or necessary to be obtained in order to effectively complete the transactions contemplated herein, including without limitation, the Required Consents, shall have been obtained.

(e)                                  Security Documents. Phoenix, on behalf of the Lenders, shall have received duly executed and delivered originals of the Security Documents.

(f)                                    Payment of Fees. The Corporation shall have paid, by way of a deduction from the Purchase Price in accordance with Section 1.2, to Phoenix all fees and expenses referred to in Section 1.3, and shall have unconditionally waived and released, in form and content satisfactory to Phoenix, any right to contest the reasonableness of such agreement, fees and expenses or otherwise challenge the entitlement of Phoenix thereto. Notwithstanding such payment, the Corporation will remain liable for any other fees and expenses referred to in Section 1.3 hereof which relate to the transactions hereunder but which have not been invoiced to, paid or incurred by Phoenix as of the Closing Date.

(g)                                 Perfection of Security. All steps necessary or desirable (including without limitation, the registration of the security interests created by the Security Documents in all public registries where such registration is necessary or desirable to perfect the security interest granted in favor of the Lenders) shall have been taken to constitute the Encumbrances under the Security Documents as valid, enforceable and prior ranking to all other Encumbrances, claims and interests in the Secured Property, subject only to Permitted Encumbrances.

(h)                                 Receipt of Closing Documentation. All documentation relating to the due authorization and completion of the issuance of the Debentures provided for herein and the due execution and delivery of all the Security Documents and other Instruments, and all actions and proceedings taken on or prior to Closing Date in connection with the performance by the Corporation of its obligations hereunder shall be satisfactory to Phoenix, on behalf of the Lenders, and Phoenix, on behalf of the Lenders, shall have received copies of all such documentation or other evidence as they may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to Phoenix, on behalf of the Lenders.

(i)                                     Deliveries.

(i)                                     The Corporation shall have executed and delivered to the Lenders, such other undertakings as it may reasonably request regarding the taking of actions and delivery of documents following the Closing Date necessary or desirable to give effect to the terms and conditions of this Agreement and the other Documents;

(ii)                                  The Corporation shall have delivered to the Lenders a copy, certified by two executive officers of the Corporation, of the Board resolution referred to in Section 7.2(p); and

(iii)                               The Corporation shall have executed and delivered to the Lenders the Share Purchase Warrants and Debenture Certificates.

(j)                                     No Material Adverse Change. There shall have been no Material Adverse Effect on the Corporation and the Subsidiaries taken as a whole.

(k)                                  Due Diligence. The Lenders shall have been satisfied in their absolute discretion with their due diligence review of the Corporation and its prospects.

(l)                                     Time Frame. All of the conditions set out in this Section 7.2 shall have been satisfied, each in accordance with the provisions of this Agreement, on or prior to the fifth Business Day following the execution by the parties of this Agreement.

(m)                               Legal Opinion. The Lenders shall have received a legal opinion of McCarthy Tétrault LLP substantially in the form attached hereto as Exhibit D regarding the validity and enforceability of this Agreement and the Transaction Documents (other than those relating to the US Subsidiary) and the creation of the security interest created thereby and regarding such other matters as Phoenix may reasonably require.

(n)                                 Wistron Agreement. The Corporation shall have entered into a definitive binding agreement with Wistron with respect to (i) the restructing of the Corporation’s trade credit debt with Wistron, (ii) an increase the Corporation’s trade credit line with Wistron, and (iii) the restructing of the Corporation’s NRE debt with Wistron, including the issuance of Common Shares in partial conversion thereof.

(o)                                 Groh Relocation Agreement. The Corporation shall have amended, to the reasonable satisfaction of Phoenix, that certain Relocation Agreement by and between the Corporation and Brian Groh attached hereto as Exhibit E.

(p)                                 Management Committee and Operational Procedures. The Board of Directors of the Corporation shall have duly and validly authorized by written resolution the establishment of an executive management committee (the “Management Committee”) to be comprised of two representatives of Phoenix (initially Philip S. Sassower and Andrea Goren) and no more than eight executives of the Corporation, which Management Committee shall, subject to oversight and review by the Board of Directors, be responsible for oversight of day-to-day operations of the Corporation, and shall have by such resolution authorized and directed the officers of the Corporation to conduct the day-to-day operations and business of the Corporation only in accordance with the operational procedures attached hereto as Exhibit G (the “MC Operational Procedures”).

Section 7.3.                                   Waiver or Termination by the Lenders

Each of the conditions contained in Section 7.2 hereof are inserted for the exclusive benefit of the Lenders and may be waived in whole or in part by Phoenix, on behalf of the Lenders, at any time. The Corporation acknowledges that the waiver by Phoenix, on behalf of the Lenders, of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Corporation herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section 7.2 hereof are not fulfilled or complied with as herein provided, the Lenders may, at or prior to the Closing Date at their option, be released from any and all of their respective obligations, covenants, agreements and liabilities pursuant to this Agreement by notice in writing to the Corporation and in such event each Lender shall be released from all of its obligations, covenants, agreements and liabilities hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Corporation, then the Corporation shall also be released from all obligations hereunder, except that the Corporation will remain liable for the payment of all fees and expenses referred to in Sections 1.3 and 7.2(f) hereof which shall be payable on demand.

ARTICLE 8.
EVENTS OF DEFAULT AND REMEDIES

Section 8.1.                                   Events of Default

The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

(a)                                  If default occurs in payment when due of any principal payable under this Agreement.

(b)                                 If default occurs in payment when due of any interest, fees or other amounts payable under this Agreement and remains unremedied for a period of 10 days after the receipt by the Corporation of notice of such default.

(c)                                  If default occurs in payment or performance of any other Obligation (whether arising herein or otherwise) and such default remains unremedied for a period of 10 days after receipt by the Corporation of notice of such default.

(d)                                 If default occurs in performance of any other covenant of the Corporation in favor of any of the Lenders under this Agreement (excluding any of the covenants set forth in any of Section 6.4 hereof) and remains unremedied for a period of 15 days after the receipt by the Corporation of notice of such default.

(e)                                  If default occurs in performance of any covenant of the Corporation in favor of the Lenders set forth in Section 6.4 of this Agreement.

(f)                                    If an event of default occurs in payment or performance of any obligation in favor of any Existing Debenture Holder or any person from whom the Corporation or any Subsidiary has borrowed money aggregating in excess of $3000,000 which would entitle the holder to accelerate repayment of the borrowed money, and such default is not waived in writing within 10 days of the occurrence of such default.

(g)                                 The Corporation institutes proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, provincial or state law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the consent by it to the filing of any such petition or to the appointment under any such law of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or of substantially all of its property, or the making by it of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.

(h)                                 If there is the entry of a decree or order by a court having jurisdiction in the premises adjudging the Corporation a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement or adjustment of or in respect of the Corporation under any applicable law relating to bankruptcy, insolvency, reorganization or relief of debtors, or appointing under any such law a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or of substantially all of its property, or ordering pursuant to any such law the winding-up or liquidation of its affairs, and the continuance of any such decree, petition, appointment or order unstayed and in effect for a period of 45 consecutive days.

(i)                                     If any act, matter or thing is done toward, or any action or proceeding is launched or taken to terminate the corporate existence of the Corporation or any Subsidiary, whether by winding-up, surrender of charter or otherwise.

(j)                                     If the Corporation or any Subsidiary ceases to carry on its business or makes or proposes to make any sale of its assets in bulk or any sale of its assets out of the usual course of its business.

(k)                                  If any receiver, administrator or manager of the property, assets or undertaking of the Corporation or any Subsidiary or a substantial part thereof is appointed pursuant to the terms of any trust deed, trust indenture, debenture or similar instrument or by or under any judgment or order of any court.

(l)                                     If any balance sheet or other financial statement provided by the Corporation to the Lenders pursuant to the provisions hereof is false or misleading in any material respect.

(m)                               If any proceedings are taken to enforce any Encumbrance affecting any of the Secured Property or if a distress or any similar process be levied or enforced against any of the Secured Property.

(n)                                 If any judgment or order for the payment of money in excess of $200,000 shall be rendered against the Corporation or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(o)                                 If any action is taken or power or right be exercised by any Governmental Body which has a material adverse effect on the Corporation or any Subsidiary, its business or operations, its properties or its prospects.

(p)                                 If any representation or warranty made by the Corporation herein or in any other Instrument or in any certificate, statement or report furnished in connection herewith is found to be false or incorrect in any way so as to make it materially misleading when made or when deemed to have been made.

(q)                                 If any event occurs with respect to any Subsidiary which, if a like event had occurred with respect to the Corporation, would have constituted an Event of Default.

(r)                                    If a Change of Control occurs with respect to the Corporation or any Subsidiary and such Change of Control continues in effect for a period of 30 days.

(s)                                  If there shall occur or arise any change (or any condition, event or development involving a prospective change) in the business, operations, affairs, assets, liabilities (including any contingent liabilities that may arise through outstanding pending or threatened litigation or otherwise), capitalization, financial condition, licenses, permits, rights or privileges, whether contractual or otherwise, or prospects of the Corporation or any Subsidiary of the which, in the judgment of Phoenix, on behalf of the Lenders, acting reasonably, has or may have a material adverse effect on the Corporation or on its ability to perform its obligations hereunder or under the Security Documents.

(t)                                    Sixty (60) days after the employment of any of the current Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer is terminated by the Corporation (other than a termination by the Corporation for “cause”), without the prior consent of Phoenix, on behalf of the Lenders.

(u)                                 If the Corporation commits an event of default pursuant to any other Transaction Document and such default continues beyond any cure period provided for in such Transaction Document.

Section 8.2.                                   Consequences of an Event of Default

Upon the occurrence of any Event of Default, at the option of the Lenders, all Obligations and all monies secured hereby shall become forthwith due and payable, all of the rights and remedies hereby conferred in respect of the Secured Property shall become immediately enforceable and any and all additional and collateral security for payment of this Agreement shall become immediately enforceable.

Section 8.3.                                   Enforcement

(a)                                  Upon the happening of any Event of Default, the Lenders, may by instrument in writing declare that the security hereof has become enforceable and the Lenders shall have the following rights and powers:

(i)                                     to enter into possession of all or any part of the Secured Property;

(ii)                                  to preserve and maintain the Secured Property and make such replacements thereof and additions thereto as it deems advisable;

(iii)                               to collect any proceeds arising in respect of the Secured Property;

(iv)                              to collect, realize upon or sell or otherwise deal with accounts;

(v)                                 to institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Secured Property;

(vi)                              to institute proceedings in any court of competent jurisdiction for sale or foreclosure of the Secured Property;

(vii)                           to file proofs of claim and other documents to establish claims in any proceeding relating to the Corporation or any Subsidiary;

(viii)                        to undertake any other remedy or proceeding authorized or permitted under the Personal Property Security Act (Ontario) or otherwise by law or equity;

(ix)                                to pay or otherwise satisfy in whole or in part any Encumbrances which, in the Lenders’ opinion, may rank in priority to the security hereof;

(x)                                   after entry by its officers or agents or without entry, to sell, lease or otherwise dispose in any way whatsoever of all or any part of the Secured Property either en bloc or separately at public auction or by tender or by private agreement and at such time or times and on such terms and conditions as the Lenders in their absolute discretion may determine and without any notice to or concurrence of the Corporation except as may be required by applicable law; and

(xi)                                by instrument in writing, to appoint any person or persons (whether an officer or officers of the Lenders or not) as a Receiver (as defined herein to include a receiver and manager) of the Secured Property and to remove any Receiver so appointed and appoint another or others in its stead.

(b)                                 The security of this Agreement may be realized and the rights enforced by any remedy or in any manner permitted by this Agreement or by law or equity and no remedy for the realization of the security hereof shall be exclusive of or dependent upon any other remedy and all or any remedies may from time to time be exercised independently or in any combination.

(c)                                  In addition to the remedies of the Lenders set forth above, the Lenders, may, whenever an Event of Default has occurred:

(i)                                     require the Corporation, at the Corporation’s expense, to assemble the Secured Property at a place or places designated by notice in writing given by the Lenders to the Corporation;

(ii)                                  require the Corporation, by notice in writing given by the Lenders to the Corporation, to disclose to the Lenders the location or locations of the Secured Property;

(iii)                               repair, process, modify, complete or otherwise deal with the Secured Property and prepare for the disposition of the Secured Property, whether on the premises of the Corporation or otherwise;

(iv)                              carry on all or any part of the business or businesses of the Corporation and, to the exclusion of all others including the Corporation, enter upon, occupy and use all or any of the premises, buildings, plant, undertaking and other property of or used by the Corporation for such time as the Lenders see fit, free of charge, and the Lenders shall not be liable to the Corporation for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection therewith or resulting therefrom;

(v)                                 borrow for the purpose of carrying on the business of the Corporation or for the maintenance, preservation or protection of the Secured Property and mortgage, charge, pledge or grant a security interest in the Secured Property, whether or not in priority to the Security Documents, to secure repayment;

(vi)                              advance the Lenders’ own money to the Corporation, in any case upon such terms as the Lenders may deem reasonable and upon the security hereof; and

(vii)                           demand, commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Secured Property, and give valid and effectual receipts and discharges therefor and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Corporation.

Section 8.4.                                   Disposition

(a)                                  Without limiting the generality of the foregoing in connection with the exercise of remedies under this Article 8, it shall be lawful for the Lenders:

(i)                                     to make any sale, lease or other disposition of the Secured Property either for cash or upon credit or partly for one and partly for the other upon such conditions as to terms of payment as it in its absolute discretion may deem proper;

(ii)                                  to rescind or vary any contract for sale, lease or other disposition that the Lenders may have entered into pursuant hereto and resell, release or redispose of the Secured Property with or under any of the powers conferred herein; and

(iii)                               to stop, suspend or adjourn any sale, lease or other disposition from time to time and to hold the same adjourned without further notice.

(b)                                 Upon any such sale, lease or other disposition the Lenders shall be accountable only for money actually received by them. The Corporation shall be accountable for any deficiency and the Lenders shall be accountable for any surplus. The Lenders may deliver to the purchaser or purchasers of the Secured Property or any part thereof good and sufficient conveyances or deeds for the same free and clear of any claim by the Corporation. The purchaser or lessee receiving any disposition of the Secured Property or any part thereof need not inquire whether default under this Agreement has actually occurred but may as to this and all other matters rely upon a statutory declaration of an officer of Phoenix on behalf of the Lenders, which declaration shall be conclusive evidence as between the Corporation and any such purchaser or lessee, and the purchaser or lessee need not look to the application of the purchase money, rent or other consideration given upon such sale, lease or other disposition, which shall not be affected by any irregularity of any nature or kind relating to the crystallizing or enforcing of the security hereof or the taking of possession of the Secured Property or the sale, lease or other disposition thereof.

Section 8.5.                                   Powers of Receiver

(a)                                  Any Receiver appointed as aforesaid shall have the power without legal process:

(i)                                     to take possession of the Secured Property or any part thereof wherever the same may be found;

(ii)                                  to carry on the business of the Corporation or any part thereof in the name of the Corporation or of the Receiver; and

(iii)                               to exercise on behalf of each Lender all of the rights and remedies herein granted to the Lenders,

and without in any way limiting the foregoing, the Receiver shall have all the powers of a receiver appointed by a court of competent jurisdiction. Any Receiver appointed by the Lenders shall act as agent for the Lenders for the purposes of taking possession of the Secured Property, but otherwise and for all other purposes (except as provided below), as agent for the Corporation.

(b)                                 The Receiver may sell, lease, or otherwise dispose of Secured Property as agent for the Corporation or as agent for the Lenders, as the Lenders may determine in their discretion. The Corporation agrees to ratify and confirm all actions of the Receiver acting as agent for the Corporation, and to release and indemnify the Receiver in respect of all such actions. The Lenders, in appointing or refraining from appointing any Receiver shall not incur liability to the Receiver, the Corporation or otherwise and shall not be responsible for any misconduct or negligence of such Receiver or for any loss resulting therefrom.

Section 8.6.                                   Application of Moneys

All moneys and non-cash proceeds actually received by the Lenders or by the Receiver in enforcing the security of this Agreement, shall be initially held in trust by such person and promptly thereafter shall be applied, subject to the proper claims of any other person:

(a)                                  first, to pay or reimburse each Lender and any Receiver the costs, charges, expenses and advances payable by the Corporation in accordance herewith;

(b)                                 second, in or toward the payment to each Lender of all Obligations or amounts secured hereby which payment shall be made and applied to the Lenders pro rata based on the ratio that the Lender’s Debentures bears to the total number of Debentures issued to the Lenders hereunder; and

(c)                                  third, any surplus shall be paid to the Corporation or its assigns or as a court of competent jurisdiction may direct.

Section 8.7.                                   Care and Custody of Secured Property

No Lender shall be bound to collect, dispose of, realize, protect or enforce any of the Corporation’s right, title and interest in and to the Secured Property or to institute proceedings for the purpose thereof and, without limiting the generality of the foregoing, no Lender shall be required to take any steps necessary to preserve rights against prior parties in respect of any negotiable Secured Property. No Lender shall have any obligation to keep Secured Property in its possession identifiable. Each Lender may, after an Event of Default: (i) notify any person obligated on an account or on chattel paper or any obligor on an instrument to make payment thereunder to such Lender whether or not the Corporation was theretofore making collections thereon; and (ii) assume control of any proceeds arising from the Secured Property.

Section 8.8.                                   Dealing with the Secured Property

No Lender shall be obliged to exhaust its recourse against the Corporation or any other person or persons or against any other security it may hold in respect of the Obligations before realizing upon or otherwise dealing with the Secured Property in such manner as such Lender may consider desirable. Each Lender may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Corporation and with other parties, sureties or securities as such Lender may see fit without prejudice to the Obligations or the rights of such Lender in respect of the Secured Property. No Lender shall be (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Secured Property; (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Secured Property or for the purpose of preserving any rights of such Lender, the Corporation or any other parties in respect thereof; (iii) responsible for any loss occasioned by any sale or other dealing with the Secured Property or by the retention of or failure to sell or otherwise deal therewith; or (iv) bound to protect the Secured Property from depreciating in value or becoming worthless.

Section 8.9.                                   Standards of Sale

Without prejudice to the ability of the Lenders to dispose of the Secured Property in any manner which is commercially reasonable, the Corporation acknowledges that, subject to the terms of any Permitted Encumbrance, the rights of the CRAT and the rights of Phoenix as holder of the Fund Debenture, a disposition of Secured Property by the Lenders which takes place substantially in accordance with the following provisions shall be deemed to be commercially reasonable:

(a)                                  Secured Property may be disposed of in whole or in part;

(b)                                 Secured Property may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)                                  Any purchaser or lessee of such Secured Property may be a customer of the Lenders;

(d)                                 A disposition of Secured Property may be on such terms and conditions as to credit or otherwise as the Lenders, in its sole discretion, may deem advantageous;

(e)                                  The Lenders or any other Person may be the purchaser of all or any portion of the Secured Property and thereafter hold the same absolutely, free from any claim or right of whatever kind; and

(f)                                    Each Lender may establish an upset or reserve bid or price in respect of Secured Property.

ARTICLE 9.
GENERAL

Section 9.1.                                   Waiver

No act or omission by any Lender in any manner whatever shall extend to or be taken to affect any provision hereof or any subsequent breach or default or the rights resulting therefrom save only express waiver in writing. A waiver of default shall not extend to, or be taken in any manner whatsoever to affect the rights of any Lender with respect to, any subsequent default, whether similar or not. The Corporation waives every defense based upon any or all indulgences that may be granted by the Lenders.

Section 9.2.                                   Other Security

The rights of each Lender hereunder shall not be prejudiced nor shall the liabilities of the Corporation or of any other Person be reduced in any way by the taking of any other security of any nature or kind whatsoever either at the time of execution of this Agreement or at any time hereafter.

Section 9.3.                                   No Merger or Novation

Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Corporation to pay the moneys hereby secured nor shall the same operate as a merger of any covenant herein contained or of any other Obligation, nor shall the acceptance of any payment or other security constitute or create any novation.

Section 9.4.                                   Power of Attorney

The Corporation, for valuable consideration for and after the occurrence of an Event of Default, irrevocably appoints Phoenix, on behalf of the Lenders, and its officers from time to time or any of them to be the attorneys of the Corporation in the name of and on behalf of the Corporation to execute such deeds, transfers, conveyances, assignments, assurances and things which the Corporation ought to execute and do under the covenants and provisions herein contained and generally to use the name of the Corporation in the exercise of all or any of the powers hereby conferred on the Lenders.

Section 9.5.                                   License

The Corporation hereby grants to Phoenix, on behalf of the Lenders, and its employees and agents an irrevocable and non-exclusive license, subject to the rights of tenants, to enter any of the Premises, during regular business hours and acting in a reasonable manner, to conduct audits, testing and monitoring with respect to Hazardous Substances and to remove and analyze any Hazardous Substance at the cost and expense of the Corporation (which cost and expense shall be secured hereby).

Section 9.6.                                   Environmental Indemnity

The Corporation shall indemnify each Lender and hold each Lender harmless against and from all losses, costs, damages and expenses which each Lender may sustain, incur or be or become liable at any time whatsoever for by reason of or arising from the past, present or future existence, clean-up, removal or disposal of any Hazardous Substance referred to in this Agreement or compliance with Environmental Laws or Environmental Orders relating thereto, including any clean-up, decommissioning, restoration or remediation of the Premises and other affected lands or property (and this indemnification shall survive the satisfaction, release or extinguishment of the indebtedness secured hereby).

Section 9.7.                                   Amalgamation

The Corporation acknowledges that if it amalgamates with any other corporation or corporations (a) the Secured Property and the lien created hereby shall extend to and include all the property and assets of each of the amalgamating corporations and the amalgamated corporation and to any property or assets of the amalgamated corporation thereafter owned or acquired, (b) the term, “Corporation”, where used herein shall extend to and include each of the amalgamating corporations and the amalgamated corporation, and (c) the term, “Obligations”, where used herein shall extend to and include the Obligations of each of the amalgamating corporations and the amalgamated corporation. Nothing is this Section 9.7 shall permit or authorize an amalgamation that is otherwise prohibited by the provisions of this Agreement. For purposes solely of this Section 9.7, the Corporate Migration shall be deemed to constitute an amalgamation.

Section 9.8.                                   Holder May Remedy Default

If the Corporation fails to do anything hereby required to be done by it each Lender may, but shall not be obliged to, do such thing and all reasonable sums thereby expended by such Lender shall be payable forthwith by the Corporation, shall be secured hereby and shall have the benefit of the Encumbrances hereby created, but no such performance by such Lender shall be deemed to relieve the Corporation from any default hereunder.

Section 9.9.                                   Notices

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earlier of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice prior to 5:00 p.m., (Austin, Texas time), on a

Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice later than 5:00 p.m., (Austin, Texas time), on any date and earlier than 11:59 p.m., (Austin, Texas time), on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be addressed:

(a)	to the Lenders at:

c/o Phoenix Venture Fund LLC
135 East 57th Street, 12th Floor
New York, NY 10022
Attention: Philip S. Sassower
Facsimile: (212) 319-4970

with a copy to:
Brown Raysman Millstein Felder & Steiner LLP
900 Third Avenue
New York, NY 10022
Attention: David M. Warburg
Facsimile: (212) 895-2900

(b)	to the Corporation at:
Xplore Technologies Corp.
14000 Summit Drive, Suite 900
Austin, Texas 78728
Attention: Chief Financial Officer
Facsimile: (512) 336-7791

with a copy to:
McCarthy Tétrault LLP
Suite 4700
Toronto Dominion Bank Tower
Toronto, ON M5K 1E6
Attention: Jonathan Grant
Fax: (416) 868-0673

Section 9.10.                             Further Assurances

Each of the Corporation and the Lenders hereby covenants and agrees that at any time and from time to time after the Closing Date it will, upon the request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement including, without limitation, such further and other security interests as the Lenders may reasonably request.

Section 9.11.                             Remedies Cumulative

The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

Section 9.12.                             Announcements

No announcement with respect to this Agreement, including any disclosure of the identity of the Lender, will be made by any party hereto without the prior approval of the other party. The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosure, provided that such party consults with the other parties before making any such announcement.

Section 9.13.                             Time of the Essence

Time shall be of the essence of this Agreement.

Section 9.14.                             Entire Agreement

This Agreement, the schedules referred to herein, and the other documents referenced herein constitute the entire agreement between the parties hereto pertaining to the matters therein set forth and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter thereof. Neither party hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or the schedules or such other documents. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules and such other documents, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically referenced or set forth in this Agreement or in such schedules or such other documents.

Section 9.15.                             Receipt

The Corporation hereby acknowledges receipt of a true copy of this Agreement and a copy of the financing statement registered under the Personal Property Security Act (Ontario) in respect of the security created hereby.

Section 9.16.                             Invalidity of any Provisions

Any provision of this Agreement or any provisions of the security contemplated hereunder which is prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms and provisions hereof or thereof and no such invalidity shall affect the obligation of the Corporation to repay the Obligations.

Section 9.17.                             Indemnification

The Corporation agrees to indemnify each Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except by reason of the gross negligence or willful misconduct or breach of applicable laws of such Lender or any of its employees) which may be imposed on, incurred by, or asserted against such Lender and arising by reason of any action (including any action referred to herein) or inaction or omission to do any act legally required of the Corporation.

Section 9.18.                             Successors, Assigns and Participation, etc.

(a)                                  The Corporation shall not assign or transfer all or any part of its rights or obligations hereunder or under any other Instrument, or permit or cause any Subsidiary to assign or transfer all or any part of its rights or obligations under any Instrument without the prior written consent of Phoenix.

(b)                                 Each Lender may assign or grant participations in its Debentures or in all or part of its rights in respect of this Agreement, the Obligations and the Instruments and have its corresponding obligations hereunder assumed by any other Person without the consent of the Corporation, on a private sale basis to other “accredited investors” within the meaning of Regulation D, Rule 501(a), promulgated by the U.S. Securities and Exchange Commission and within the meaning of Section 1.1 of Rule 45-501 of the Ontario Securities Commission. An assignment under this Section 9.18 shall become effective when the Corporation has been notified thereof by the applicable Lender and has received from the assignee an undertaking to be bound by this Agreement and the other Security Documents and to perform the obligations, if any, assumed by it. Any such assignee shall be treated as a party to this Agreement for all purposes of this Agreement and the other Security Documents and shall be entitled to the full benefit hereof and thereof and shall be subject to the obligations of the applicable Lender to the same extent as if it were an original party in respect of the rights assigned to it and obligations assumed by it and such Lender shall be released and discharged accordingly. Any Person to whom a Lender grants participations in all or part of its rights and obligations under this Agreement and the Instruments shall not have any rights under this Agreement and the Instruments in respect of its participation interest, and shall only have, as against such Lender, as grantor, those rights and obligations in respect of such participation interest as are set forth in the agreement or agreements made between such Lender and such participant.

Section 9.19.                             Amendments

This Agreement may only be amended by a written agreement signed by the Corporation and Phoenix, on behalf of the Lenders. Notwithstanding anything to the contrary contained herein, any action to impose additional obligations on the Lenders, or to amend Section 8.6 hereof or any other provision hereof or in any of the Security Documents which would affect the pro rata repayment, as among the Lenders, of the Obligations or the pro rata disbursement, as among the Lenders, of moneys or other proceeds received in the enforcement of the security interests created hereby, shall require the consent of each Lender whose interests are adversely affected by such action.

Section 9.20.                             Consent of Phoenix Enterprises LLC as Agent for the Existing Debenture Holders; Consent of CRAT

(a)                                  Phoenix Enterprises LLC, for itself and as agent for the Existing Debenture Holders under (i) Section 9.20 of the November 2002 Debenture Agreement, (ii) Section 9.21 of the December 2002 Debenture Agreement, (iii) Section 9.21 of the April 2003 Debenture Agreement, and (iv) Section 9.21 of the Second April 2003 Debenture Agreement, hereby acknowledges, agrees and gives its consent to the Corporation’s entering into and performing its obligations under this Agreement under the terms and conditions contained herein and the execution, delivery and performance of the guaranty contemplated by Section 4.8 and of the Security Documents and the issue and sale of the Warrants to the Lenders.

(b)                                 The CRAT hereby acknowledges, agrees and gives its consent to the Corporation’s entering into and performing its obligations under this Agreement under the terms and conditions contained herein and the execution, delivery and performance of the guaranty contemplated by Section 4.8 and of the Security Documents and the issue and sale of the Warrants to the Lenders.

(c)                                  Phoenix, as holder of the Fund Debenture, hereby acknowledges, agrees and gives its consent to the Corporation’s entering into and performing its obligations under this Agreement under the terms and conditions contained herein and the execution, delivery and performance of the guaranty contemplated by Section 4.8 and of the Security Documents and the issue and sale of the Warrants to the Lenders.

Section 9.21.                             Appointment and Authorization of Phoenix as Agent

(a)                                  Each Lender hereby irrevocably appoints and authorizes Phoenix to (A) hold the Collateral (as defined in the Security Agreement entered into on the date hereof by the US Subsidiary and Phoenix) and the Secured Property (as defined herein) for its own benefit and the pro rata benefit of the Lenders, and (B) be its attorney in its name and on its behalf to exercise such rights or powers granted to Phoenix or the Lenders under this Agreement and the other Transaction Documents to the extent and on the terms specifically provided herein and therein, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, Phoenix shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the holders of 51% of the aggregate principal amount of Debentures outstanding, and such instructions shall be binding upon all Lenders; provided, however, that Phoenix shall not be required to take any action which exposes Phoenix to liability in such capacity, which could result in Phoenix incurring any costs and expenses or which is contrary to this Agreement or applicable law. Notwithstanding anything to the contrary contained herein, any action to impose additional obligations on the Lenders, or to amend Section 8.6 hereof or any other provision hereof or in any of the Security Documents which would affect the pro rata repayment, as among the

Lenders, of the Obligations or the pro rata disbursement, as among the Lenders, of moneys or other proceeds received in the enforcement of the security interests created hereby, shall require the consent of each Lender whose interests are adversely affected by such action.

(b)                                 The Corporation shall be entitled to rely upon any certificate, notice or other document or other advice, statement or instruction provided to it by Phoenix pursuant to this Agreement, and the Corporation shall generally be entitled to deal with Phoenix with respect to matters under this Agreement which Phoenix is authorized to deal with without any obligation whatsoever to satisfy itself as to the authority of Phoenix to act on behalf of the Lenders and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document or other advice, statement or instruction provided to it by Phoenix, notwithstanding any lack of authority of Phoenix to provide the same.

Section 9.22.                             Counterparts

This Agreement may be executed in separate counterparts (including by facsimile), each of which when so executed and delivered shall be deemed to be an original and all of such counterparts shall together constitute one and the same instrument. Any party may execute this Agreement by facsimile signature.

IN WITNESS WHEREOF the parties have executed this Agreement.

XPLORE TECHNOLOGIES CORP.

By:	/s/ Michael J. Rapisand
Name: Michael J. Rapisand
Title: Chief Financial Officer

PHOENIX VENTURE FUND LLC

By:	SG PHOENIX VENTURES LLC, its
Managing Member

By:	/s/ Andrea Goren
Name: Andrea Goren
Title: Member

PHOENIX ENTERPRISES LLC, solely for purposes of Section 9.20 hereof, in its capacity as Agent under (i) the Debenture Purchase Agreement, dated November 5, 2002, (ii) the December 2002 Debenture Purchase Agreement, dated December 6, 2002, (iii) the April 2003 Debenture Purchase Agreement, dated April 9, 2003, and (iv) the Second April 2003 Debenture Purchase Agreement, dated April 28, 2003

By:	/s/ Philip S. Sassower
Name: Philip S. Sassower
Title: Chief Executive Officer

THE PHILIP S. SASSOWER 1996 CHARITABLE REMAINDER ANNUITY TRUST, solely for purposes of Section 9.20 hereof

By:	/s/ Philip S. Sassower
Name: Philip S. Sassower
Title: Trustee

DECEMBER 2004 DEBENTURE PURCHASE AGREEMENT
COUNTERPART EXECUTION PAGE

By signing below, the undersigned agrees to the terms of the December 2004 Debenture Purchase Agreement and to purchase the number of Units set forth below.

LENDER:

PHOENIX VENTURE FUND LLC

Number of Units being purchased: 4,900	By: SG Phoenix Ventures, LLC, its Managing Member

	By:	/s/ Andrea Goren
Name: Andrea Goren
Title: Member

		Address:	135 East 57th Street, 12th Floor
New York, New York 10022

		Facsimile:	(212) 202-7565

Please complete the following:

1.	The exact name that your Debentures are to be registered in (this is the name that will appear on your Debenture Certificate(s)). You may use a nominee name if appropriate:

2.	The relationship between the Lender and the Registered Holder listed in response to item 1 above:

3.	The mailing address and facsimile number of the Registered Holder listed in response to item 1 above (if different from above):	Facsimile:

4.	(For United States Investors:) The Social Security Number or Tax Identification Number of the Registered Holder listed in the response to item 1 above:

DECEMBER 2004 DEBENTURE PURCHASE AGREEMENT
COUNTERPART EXECUTION PAGE

By signing below, the undersigned agrees to the terms of the December 2004 Debenture Purchase Agreement and to purchase the number of Units set forth below.

LENDER:

795233 ONTARIO INC.

Number of Units being purchased: 100	By:	/s/ Jeff Green
Name: Jeff Green
Title:

		Address:	170 Roxborough St. East
Toronto, Ontario M4W 1W2

		Facsimile:	(416) 361-6050

Please complete the following:

1.	The exact name that your Debentures are to be registered in (this is the name that will appear on your Debenture Certificate(s)). You may use a nominee name if appropriate:

2.	The relationship between the Lender and the Registered Holder listed in response to item 1 above:

3.	The mailing address and facsimile number of the Registered Holder listed in response to item 1 above (if different from above):	Facsimile:

4.	(For United States Investors:) The Social Security Number or Tax Identification Number of the Registered Holder listed in the response to item 1 above: